As filed with the Securities and Exchange Commission on November 24, 2025

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Powerdyne International Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

3621

(Primary Standard Industrial Classification Code Number)

20-5572576

(I.R.S. Employer Identification Number)

45 Main Street

North Reading, Massachusetts 01864

Telephone: (401) 739-3300

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

William B Barnett, Esq.

Barnett & Linn

60 Kavenish Drive Rancho Mirage, CA 92270

Telephone: (442) 274-7571

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated November 24, 2025

Preliminary Prospectus

500,000,000 Shares

Powerdyne International Inc.

Common Stock

This prospectus relates to the possible resale or other disposition, from time to time, of up to 500,000,000 shares of common stock of Powerdyne International Inc. (the “Company”) issuable to the Selling Security Holder named in this Prospectus pursuant to the terms of an Equity Financing Agreement dated June 23, 2025 (the “Equity Financing Agreement’), between the Company and the Selling Security Holder., See “Selling Stockholder”, below. We are registering the applicable shares of our common stock to allow the Selling Security Holder, together with any additional Selling Security Holders listed in any applicable prospectus supplement, to sell the shares of common stock pursuant to the registration statement of which this prospectus forms a part. The registration of the shares of our common stock covered by this prospectus does not necessarily mean that the Selling Security Holder will sell any shares of our common stock, and we cannot predict when or in what amounts any Selling Security Holder may sell any of our shares of common stock offered by this prospectus. The prices at which the Selling Security Holder may sell the shares of our common stock will be determined by prevailing market prices or at prices that may be obtained in negotiated transactions.

We are not selling any shares of our common stock under this prospectus. We will not receive any proceeds from any sale or disposition by the Selling Security Holder of the shares of our common stock covered by this prospectus and any prospectus supplement. However, we will receive proceeds in connection with the purchase of our shares by the Selling Security Holder pursuant to the terms of the Equity Financing Agreement. The Selling Security Holder may offer and sell the shares in a variety of transactions as described under the heading “Plan of Distribution,” below, including by them directly or through one or more underwriters, broker-dealers or agents on terms to be determined at the time of sale. We have no basis for estimating either the number of shares of our common stock that the Selling Security Holder will ultimately sell or the prices at which such shares will be sold.

We are bearing all expenses related to the registration of the shares of common stock. Still, all selling expenses incurred by the Selling Security Holder, including commissions and discounts, if any, attributable to the sale or disposition of the shares will be borne by them.

The Selling Security Holder is an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) with respect to shares issued pursuant to the Equity Financing Agreement, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such an event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Our common stock is quoted on the OTC Markets under the symbol “PWDY.” On November 10, 2025, the closing price of our common stock on the OTC Markets was $0.0030 per share.

Investing in our common stock involves a high degree of risk. You should carefully review the “Risk Factors” beginning on page 4 before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful, complete, or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 24, 2025.

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ABOUT THIS PROSPECTUS

You should rely only on the information that we have provided in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the date on the front of the document, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any sale of a security.

As used in this prospectus, the terms “we,” “us,” “our,” the “Company” and “Powerdyne” mean Powerdyne International Inc., a Delaware corporation, unless otherwise indicated. All dollar amounts refer to U.S. dollars unless stated otherwise.

In addition:

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

●	“SEC” or the “Commission” refers to the United States Securities and Exchange Commission.

●	“Securities Act” refers to the Securities Act of 1933, as amended.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock and you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

The Offering

On June 23, 2025, we entered into a $10,000,000 Equity Financing Agreement (the “Equity Financing Agreement”) with GHS Investments LLC, a Nevada limited liability company, with offices at 420 Jericho Turnpike, Suite 102, Jericho, NY 11753 (the “Investor”), or the “Selling Security Holder”).

Under the Equity Financing Agreement, the Company has a “put” right pursuant to which it can require GHS Investments LLC to purchase up to a total of up to $10,000,000 of its common stock over a period of 2 years beginning June 23,2025 and ending June 23, 2027. The Company may elect to exercise its put right at any time, and from time to time during the term of the Equity Financing Agreement, after a Registration Statement to be filed with the U.S. Securities and Exchange Commission is declared effective. It can require GHS Investments LLC, to purchase not less than $10,000 or more than $500,000 of its common stock every 10 days; provided, however, that GHS Investments, LLC, may not purchase additional shares pursuant to a put, if it would result in them owning more than 4.99% of the issued and outstanding shares of the Company as of the date of closing of the purchase. While the Company’s shares are quoted on the OTC Markets, the per share purchase price payable by the Investor will be equal to 80% of the average of the five lowest traded prices of the Company’s common stock during the 10 consecutive trading days preceding the date of the put. In the event the Company is able to uplist its shares from the OTCPK to OTCQB or an equivalent national exchange during the term of the Equity Financing Agreement, the per share purchase price payable by the Investor will then be equal of 90% of volume weighted average price of the Company’s stock during the 10 consecutive trading days preceding the date of the put, subject to a floor purchase price of $0.0008 per share below which the Company may not deliver a put.

This Offering

Pursuant to the terms of this registration statement, GHS Investments LLC may sell up to 500,000,000 shares of our common stock which it has purchased from us pursuant to the terms of the Equity Financing Agreement.

We will receive up to $10 million in proceeds from the sale of shares of our common stock, which we elect to allocate to GHS Investments LLC, pursuant to the terms of the Equity Financing Agreement. However, we will not receive any proceeds from the resale of shares by GHS Investments, LLC, as per the terms of this registration statement. We will cover expenses incurred in connection with the preparation and filing of this registration statement, as well as placement agent fees and other costs we may incur in conjunction with our sale of shares to GHS Investments, LLC, pursuant to the terms of the Equity Financing Agreement. However, GHS Investments LLC will be obligated to pay any broker discounts, commissions, or other expenses it incurs in conjunction with its resale of shares pursuant to the terms of this registration statement.

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Our Business

Our Company was incorporated in the State of Delaware on September 13, 2006, as Greenlight Acquisition Corporation, and changed its name to Greenmark Acquisition Corporation (“Greenmark”) on July 10, 2008. On February 7, 2011, Greenmark Acquisition Corporation and Powerdyne, Inc., a Nevada corporation (“Powerdyne Nevada”), merged with Greenmark as the surviving company. Powerdyne Nevada was formed in February 2010 in the State of Nevada and had limited operations until the time of its combination with Greenmark. As part of the merger, Greenmark Acquisition Corporation, the surviving entity, changed its name to Powerdyne International Inc. Before the merger, Greenmark did not have any ongoing business or operations and was established for the purpose of completing mergers and acquisitions with a target company, such as Powerdyne Nevada.

During the quarter ended March 31, 2019, Powerdyne International, Inc. purchased several cryptocurrency miners and began mining certain cryptocurrency coins. This was completed to enter the crypto markets and explore other potential revenue opportunities for Powerdyne International, Inc.

On March 6, 2022, pursuant to a Securities Purchase Agreement (the “SPA”), Powerdyne International, Inc. (the “Company”), acquired 100% of the issued and outstanding membership interests of Creative Motion Technology, LLC, a Massachusetts limited liability company (the “Membership Interests”). The Membership Interests were owned by Mr. James F. O’Rourke, the principal owner and sole director and officer of the Company. The purchase price paid by the Company was 2,000,000 shares of its Series A Preferred Stock valued at $1,500,000. Series A Preferred Stock shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Overview

Creative Motion Technology, LLC (“CM Tech”) is a small New England-based motor manufacturer founded in 2004 and has been in business for over 19 years. CM Tech’s management has over 60 years of design and manufacturing expertise, specializing in the design and custom building of industrial servomotors, both brush and brushless motor designs. CM Tech’s current market focus is on niche motor demands for low-volume, high-quality, cost-effective motors, primarily used in industrial robotics for the semiconductor manufacturing industry. The motors that CM Tech currently produces mainly provide the X, Y, and Z-axis articulation in factory automation robots.

Included with CM Tech acquisition is Frame One, which is a custom picture framing shop located in North Reading, MA. Frame One has been in business since 2006 and brings with it a strong client base consisting of local schools, colleges, artist guilds, artists, interior decorators/designers, museums, photographers, art galleries, and theaters.

Our common stock is quoted on the over-the-counter market (“OTC Markets”) under the ticker symbol “PWDY”

The principal offices of the company are located at 45 Main St., North Reading, MA 018614. Our telephone number is (401) 739-3300.

Summary of Financial Data

The following information represents selected audited financial information for the Company for the years ended December 31, 2024, and 2023, and selected unaudited financial information for the Company for the nine-month periods ending September 30, 2025, and 2024. The summarized financial information presented below is derived from and should be read in conjunction with our audited and unaudited financial statements, as applicable, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 25 of this prospectus

	Nine Months	Nine Months
	Period Ended	Period Ended	Year Ended	Year Ended
Statement of Operations Data	September 30, 2025	September 30, 2024	December 31, 2023	December 31, 2024
Revenue	$872,135	$867,135	$1,251,454	$1,452,950
Net Operating Expenses	$435,022	$331,841	$545,335	$515,009
Net Income (Loss) per Share	$(231,694)	$(106,217)	$(179,579)	$(84,173)
Diluted Net Income (loss) per Share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

	As of	As of	As of
Balance Sheet Data	September 30, 2025,	December 31, 2024,	December 31, 2023
Cash and Cash Equivalents	$31,275	$45,579	$84,004
Working Capital (Deficit)	$(485,238)	$(253,544)	$(74,057)
Total Assets	$328,519	$219,330	$232,013
Total Liabilities	$813,758	$472,874	$306,070
Total Stockholders’ Deficit	$(485,238)	$(253,543)	$(74,058)
Accumulated Deficit	$(5,488,581	$5,256,887	$5,077,401

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should not invest in our stock unless you are able to bear the complete loss of your investment. You should carefully consider the risks described below, as well as other information provided to you in this prospectus, including information in this prospectus entitled “Forward-Looking Statements,” before making an investment decision. The risks and uncertainties described below are not the only ones that our company faces. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Company and Our Business

Our independent registered public accounting firm’s report states that there is a substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm, LOA Professionals., stated in its audit report attached to our audited financial statements for the fiscal year ended December 31, 204 that since we have suffered recurring losses from operations, require additional funds for further exploratory activity before attaining a revenue generating status, and we may not find sufficient ore reserves to be commercially mined, there is a substantial doubt about our ability to continue as a going concern.

Risks Related to Our Common Stock

Because we are likely to issue additional shares of our common stock, an investment in our company may be subject to substantial dilution.

Investors’ interests in our company will be diluted, and investors may suffer dilution in their net book value per share when we issue additional shares. We are authorized to issue 3,000,000,000 shares of common stock, $0.0001 par value per share. As of September 30, 2025, there were 1,884,930,584 shares of our common stock issued and outstanding. We anticipate that all or at least some of our future funding, if any, will be in the form of equity financing from the sale of our common stock. If we do sell more common stock, investors’ investment in our company will likely be diluted. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after we sell the additional shares. If dilution occurs, any investment in our company’s common stock could seriously decline in value.

Trading in our common stock on the OTC Markets is limited and sporadic, making it difficult for our stockholders to sell their shares or liquidate their investments.

Our common stock is currently quoted for public trading on the OTC Markets. Both the trading price and the trading volume of our common stock have been subject to fluctuations. Both trading prices and the trading volume of our common stock may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the stock. Market

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Our principal stockholder, officer, and director owns a substantial portion of our outstanding stock.

Our principal stockholder, officer, and director, in the aggregate, beneficially own approximately % of the voting power of our outstanding common and preferred stock. As a result, this stockholder, acting alone, can have a substantial level of influence over matters submitted to the Company’s stockholders for approval, including the election of directors and approval of significant corporate transactions. In addition, sales of substantial amounts of shares held by our principal stockholder, directors, and officer, or the prospect of these sales, could adversely affect the market price of our common stock. His stock ownership may deter a potential acquirer from making a tender offer or attempting to obtain control of the Company, which could deprive our stockholders of the opportunity to receive a premium for their capital stock as part of a sale of the Company and might ultimately affect the market price of our common stock.

Management will have broad discretion regarding the use of any proceeds received under the GHS Financing Agreement, and we may not utilize the proceeds effectively.

Our management will have broad discretion regarding the application of any proceeds received from GHS under the GHS Financing Agreement and may spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

Preferred Stock

Preferred Stock – There are 20,000,000 shares of authorized preferred stock, par value $0.0001 per share, with 2,000,000 shares issued and outstanding as of September 30, 2025. The 2,000,000 preferred shares were issued to our CEO. The Series A Preferred Stock shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

We do not pay dividends on any investment in the shares of our Company’s stock, and any gain on an investment in our Company must come through an increase in our stock’s price.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding that is not currently provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock price. This may never happen, and investors may lose all of their investment in our Company.

Because ours are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares as penny stocks, are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which imposes additional sales practice requirements on broker/dealers who sell our company’s securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and furnishing monthly account statements. These rules apply to companies whose shares are not traded on a national stock exchange, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the Securities and Exchange Commission (the “SEC”). These rules require brokers who sell “penny stocks” to persons other than established customers and “accredited investors” to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. These rules may discourage or restrict the ability of brokers to sell our shares of common stock and may affect the secondary market for our shares of common stock. These rules could also hamper our ability to raise funds in the primary market for our shares of common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements are projections in respect of future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, including the risks in the section entitled “Risk Factors,” uncertainties and other factors, which may cause our company’s or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

Under the terms of our Equity Financing Agreement with the Selling Security Holder, we may elect to put, and require the Selling Security Holder to purchase, a total number of shares having a purchase price of up to $10,000,000. This put right may be exercised at any time, and from time to time, during the terms of the 24-month period ending June 23, 2027, in increments of not less than $10,000 or more than $500,000, provided that a registration statement covering resale of the purchased shares by the Selling Security Holder is then in effect. After deducting any applicable commissions or other selling expenses we may incur, we will use the net proceeds we receive from such sales of our shares to the Selling Security Holder for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that our board of directors, in its good faith, deems to be in the best interest of the Company.

In order to access the full financing facility of $10,000,000 available to us under the terms of the Equity Financing Agreement, we will be required to supplement or amend this registration statement in order to register additional shares for resale by the Selling Security Holder.

We will not receive any proceeds from any resale of our shares by the Selling Security Holder pursuant to the terms of this Registration Statement or any subsequent amendments. We will pay for the expenses of this offering, except that the Selling Security Holder will pay any broker discounts or commissions or equivalent costs and expenses of its legal counsel applicable to the sale of its shares.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any earnings to finance the growth and development of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, provisions of applicable law, and other factors the board deems relevant.

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SELLING STOCKHOLDER

This offering relates to the resale by the GHS Investments, LLC (the “Selling Security Holder” or “GHS”) of up to 500,000,000 shares of our common stock issued to it pursuant to the terms of an Equity Financing Agreement dated June 23, 2025. If issued presently, the 500,000,000 shares registered for resale hereunder would represent approximately 26.5% of our issued and outstanding shares of common stock.

Under the terms of the Equity Financing Agreement, we will issue, concurrently with the closing of the initial Put, 15,000,000 shares of our common stock to GHS as a commitment fee. We will not receive cash consideration for the issuance of these shares. Except for its receipt of the commitment shares, GHS has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

After the effective date of this registration statement, we may issue Put Notices to GHS obligating it to purchase shares of our common stock from us pursuant to the terms of the Equity Financing Agreement. We will receive cash proceeds from any sales of shares to GHS, but we will not receive any proceeds from resales of shares by GHS pursuant to this registration statement and prospectus. GHS may sell all or any portion of the shares being offered in accordance with this prospectus at fixed prices, at prevailing market prices, at varied prices, or at negotiated prices.

PLAN OF DISTRIBUTION

The Selling Security Holder may, from time to time, sell any or all of the shares of our common stock covered hereby on the OTC Markets or any other stock exchange, market, or trading facility on which the shares are traded or in private transactions. A selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction, or purchases by a broker-dealer as principal and resale by the broker-dealer for its account

●	an exchange distribution in accordance with the rules of the applicable exchange:

●	privately negotiated transactions.

●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security.

●	through the writing or settlement of options or hedging transactions, whether through an options exchange or otherwise.

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law:

The Selling Security Holder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to shares issued pursuant to the Equity Financing Agreement. Because the Selling Security Holder is deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

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We have engaged ICON Capital Group, LLC. (a FINRA registered broker-dealer) to act as the Placement Agent under the terms of the Equity Financing Agreement and have agreed to pay them a fee of 2% of the amount of each put.

Broker-dealers engaged by the Selling Security Holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

We have agreed to indemnify GHS and its affiliates against certain liabilities in connection with the offering of Shares, including liabilities arising under the Securities Act. GHS has agreed to indemnify us against liabilities under the Securities Act that may occur from certain written information furnished to us by GHS specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

DESCRIPTION OF SECURITIES

Capital Stock

We are authorized to issue 3,000,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 preferred shares authorized, with 2,000,000 of those shares being designated as Series A Preferred and 2,000,000 Preferred Stock issued and outstanding as of September 30, 2025

Common Stock

As of September 30, 2025, 1,884,930,584 shares of common stock are issued and outstanding.

The holders of our common stock are entitled to one vote for each share held of record on all matters to be acted upon by the stockholders and have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription, or conversion right, and there are no redemption or sinking fund provisions or rights.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements of our company included in this prospectus for the years ended December 31, 2024 and 2023, have been audited by LAO Professionals, and Olayinka Oyebola & Co. respectively to the extent and for the period set forth in its report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere in the prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Barnett & Linn has provided us with an opinion on the validity of the shares of our common stock being offered pursuant to this prospectus.

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also, at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

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DESCRIPTION OF BUSINESS

Our company was incorporated in the State of Delaware in September 2006 and was formerly known as Greenmark Acquisition Corporation (“Greenmark”). On February 7, 2011, Greenmark Acquisition Corporation and Powerdyne, Inc., a Nevada corporation (“Powerdyne Nevada”), merged with Greenmark as the surviving company. Powerdyne Nevada was formed in February 2010 in the State of Nevada and had limited operations until the time of its combination with Greenmark. As part of the merger, Greenmark Acquisition Corporation, the surviving entity, changed its name to Powerdyne International Inc. Prior to the merger, Greenmark did not have any ongoing business or operations and was established solely for the purpose of completing mergers and acquisitions with a target company, such as Powerdyne Nevada.

During the quarter ending March 31, 2019, Powerdyne International, Inc. purchased several cryptocurrency miners and began mining certain cryptocurrency coins. This was completed to enter the crypto markets and explore other potential revenue opportunities for Powerdyne International, Inc.

On March 6, 2022, pursuant to a Securities Purchase Agreement (the “SPA”), Powerdyne International, Inc. (the “Company”), acquired 100% of the issued and outstanding membership interests of Creative Motion Technology, LLC, a Massachusetts limited liability company (the “Membership Interests”). The Membership Interests was owned by Mr. James F. O’Rourke, the principal owner and sole director and officer of the Company. The purchase price paid by the Company was 2,000,000 shares of its Series A Preferred Stock valued at $1,500,000 The Series A Preferred Stock, shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Overview

Creative Motion Technology, LLC (“CM Tech”) is a small New England-based motor manufacturer founded in 2004 and has been in business for over 19 years. CM Tech’s management has over 60 years of design and manufacturing expertise, specializing in the design and custom building of industrial servomotors, both brush and brushless motor designs. CM Tech’s current market focus is on niche motor demands for low-volume, high-quality, cost-effective motors, primarily used in industrial robotics for the semiconductor manufacturing industry. The motors that CM Tech currently has in production mainly provide the X, Y, and Z axis articulation in factory automation robots.

Included with CM Tech acquisition is Frame One, which is a custom picture framing shop located in North Reading, MA. Frame One has been in business since 2006 and brings with it a strong client base consisting of local schools, colleges, artist guilds, artists, artists, interior decorators/designers, museums, photographers, art galleries and theaters.

We primarily service the Original Equipment Manufacturers (OEMs) in the semiconductor market by supplying custom-designed motors for the robotics used in semiconductor manufacturing equipment. We also provide custom picture framing under Frame One. We consider both businesses to operate as our own business for reporting purposes. We provide cost-effective, value-added, turn-key solutions to meet our clients’ drive and articulation needs.

The Market

We service Global Semiconductor Equipment Manufacturer’s our Sales to International customers were 32% and 68% of our total sales in 2024 and 2023, respectively.

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Suppliers

We have developed a strong collaborative relationship with a select few ISO Certified component manufacturers, both domestically and in Asia. These strategic relationships have been developed over the past 20 years, which ensure that we are able to maintain a steady flow of components while maintaining a high level of quality. With these relationships, we are able to run a production based on a just-in-time inventory (JIT), allowing us to keep a minimum amount of inventory.

Foreign Trade Regulations

A significant portion of the products we distribute are manufactured in Asia, primarily in China. The purchase of goods manufactured in foreign countries is subject to several risks, including economic disruptions, including recent disruptions caused by the COVID-19 pandemic, transportation delays and interruptions, foreign exchange rate fluctuations, imposition of tariffs and import and export controls, and changes in governmental policies, any of which could have a material adverse effect on our business and results of operations.

From time to time, protectionist pressures have influenced U.S. trade policy concerning the imposition of significant duties or other trade restrictions upon foreign products. We cannot predict whether additional U.S. customs quotas, duties, taxes or other charges or restrictions will be imposed upon the importation of foreign components in the future or what effect any of these actions would have on our business, financial condition, or results of operations. During 2024, we remained impacted by tariff costs on certain products imported from China, which went into effect as of July 6, 2018. However, we also have been able to share the increases with our customers to help mitigate these costs.

Our ability to remain competitive with respect to the pricing of imported components could be adversely affected by increases in tariffs or duties, changes in trade treaties, strikes in air or sea transportation, and possible future U.S. legislation with respect to pricing and import quotas on products from foreign countries. For example, it is possible that political or economic developments in China, or with respect to the United States’ relationship with China, could have an adverse effect on our business. Our ability to remain competitive also could be affected by other governmental actions related to, among other things, anti-dumping legislation and international currency fluctuations. While we do not believe that any of these factors adversely impact our business at present, we cannot be assured that these factors will not materially adversely affect us in the future. Any significant disruption in the delivery of merchandise from our suppliers, substantially all of whom are foreign, could have a material adverse impact on our business and the results of operations.

Employees

We have one executive officer. We have nine full-time employees and five consultants, including those in legal, accounting, and information technology.

Personnel

James F. O’Rourke serves as Chief Executive Officer and Director of the Company. He attended Lowell Technological Institute. With over thirty-five years’ experience in manufacturing from design conception to production as well as in acquisitions, mergers and managing the operational side of startup businesses, Mr. O’Rourke (the Vice Present and General Manager of SatCon Technology Corporation, the Manager of Drive Systems for its Applied Technology business unit and the Manager of its Magmotor business unit) was responsible for SatCon’s day-to-day operation and subsequently was instrumental in the formation of SatCon’s successor: SatCon Power Systems. Mr. O’Rourke then founded CM Technology (which designs and manufactures custom motors for the automotive, industrial, and robotic markets as well as high power rotary uninterruptable power supplies (RUPS) for the distributed generation, industrial, telecommunication, cloud data center and power quality markets). Mr. O’Rourke, who is still actively involved in CM, joined Powerdyne as a consultant in 2013 and was elected its CEO and a Director in 2014. Due to Mr. O’Rourke’s knowledge of our industry and his manufacturing experience we selected him to serve as a director.

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DESCRIPTION OF PROPERTY

Office Space

Our corporate headquarters are located in a full-service office suite in North Reading, Massachusetts, comprising approximately 5,000 square feet of retail, manufacturing, and office space. The Company’s contractual term as of Febuary1, 2025 is 36 months expiring January 31, 2028.

The lease requires monthly payments of $5,500, payable at the beginning of each month, with no variable payments, residual value guarantees, or purchase options. The lease does not include renewal or termination options reasonably certain to be exercised. The lease liability and ROU asset were measured at commencement using the Company’s estimated incremental borrowing rate of 10% per annum, as the rate implicit in the lease was not readily determinable.

Maturity Analysis of Lease Liability: The following table presents the undiscounted cash flows for the operating lease liability as of September 30, 2025, reconciled to the present value:

Year	Undiscounted Cash Flows	Present Value
2025 (October –Dec,)	16,500	13,338
2028 - 12 months	66,000	55,822
2028 - 12 months	66,000	62,845
2028 (Jan)	5500	5500
Total Remaining	154,000	137,305

LEGAL PROCEEDINGS

There are no pending or threatened legal proceedings involving our company. However, from time to time, we may become involved in various legal proceedings that arise in the ordinary course of business. Those claims, even if lacking merit, could result in our incurring significant financial and managerial resources. We may become involved in material legal proceedings in the future.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock is currently quoted on the OTC Markets under the symbol “PWDY.” The OTC Market is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks,” as well as volume information. Trading in stocks quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to various factors that may be unrelated or have little to do with a company’s operations or business prospects.

The following table sets forth the range of high and low closing bid quotations for our common stock for each of the periods indicated as reported by the OTC Markets. These quotations reflect inter-dealer prices, without retail markup, mark-down or commission and may not necessarily represent actual transactions.

Quarter Ended	High	Low

September 30, 2025,	$0.0033	$0.0013
June 30, 2025,	$0.0024	$0.0009
March 31, 2025,	$0.0027	$0.0005
December 31, 2024,	$0.0068	$0.0012
September 30, 2024,	$0.0064	$0.0012
June 30, 2024,	$0.0027	$0.0005
March 31, 2024,	$0.02	$0.0009

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Our transfer agent, VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, Telephone (212) 828-8436; Facsimile (646) 536-3179, is the registrar and transfer agent for our common stock.

Recent Sales of Unregistered Sales of Equity Securities.

None.

Stock Issued for Services.

On February 27, 2023, the Company issued 7,500,000 shares to a consultant as compensation for accounting services rendered.

On February 27, 2023, the Company issued 15,000,000 shares to a consultant as compensation for legal services rendered.

The Company recorded $9,000 as compensation expense for the 22,500,000 shares issued to third-party consultants, which was the fair value of the shares on the date of issuance.

The Company relied upon Section 4(2) and/or Regulation D of the Securities Act of 1933, as amended, for the issuance of these securities. No commissions were paid regarding the share issuance, and the share certificates were issued, or “book entry,” with a Rule 144 restrictive legend.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers.

None.

Holders

There are approximately 41 active holders of the Company’s Common Stock. This figure does not include holders of shares registered in “street name” or persons, partnerships, associates, corporations, or other entities identified in security position listings maintained by depositories.

Dividends

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to increase our working capital, and do not anticipate paying any cash dividends in the foreseeable future

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For a description of our significant accounting policies and an understanding of the significant factors that influenced our performance during the year ended December 31, 2024, this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (hereafter referred to as “MD&A”) should be read in conjunction with the consolidated financial statements, including the related notes, appearing in Part II, Item 8 of this Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (this “Form 10-K”).

The following discussion includes forward-looking statements. Please refer to the Forward-Looking Statements section of this Form 10-K for important information about these types of statements.

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Critical Accounting Policies and Estimates

Use of Estimates – We have made several estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare our consolidated financial statements, included in Item 8 of this Annual Report on Form 10-K, in accordance with generally accepted accounting principles in the United States. These estimates have a significant impact on our valuation and reserve accounts relating to the allowance for sales returns and allowances, doubtful accounts, inventory reserves and deferred income taxes. Actual results could differ from these estimates. A complete listing of our accounting policies is under Item 8, Note 3, Summary of Significant Accounting Policies.

Overview

We are an operating company that has experienced losses since our inception. Our sources of cash to date have been capital invested by shareholders, officers, and venture capital investors/lenders.

During the 1st quarter of 2019, Powerdyne International, Inc. purchased several cryptocurrency miners and began mining certain cryptocurrency coins. This was to conservatively enter the crypto markets and explore other potential revenue-producing opportunities for Powerdyne International, Inc.

Governmental Regulations Regarding Cryptocurrency

The United States federal government is actively considering government regulation of block chain and crypto via several agencies (including the U.S. Securities and Exchange Commission (the “SEC”), the U.S. Commodities Future Trading Commission (“CFTC”), Federal Trade Commission (“FTC”), and the Financial Crimes Enforcement Network (“FinCEN”) of the U.S. Department of the Treasury) and in other countries. Other regulatory bodies are governmental or semi-governmental and have shown an interest in regulating or investigating companies engaged in the blockchain business (NASDAQ, NYSE, FINRA, state securities commissions).

Blockchain and cryptocurrency regulations are in a nascent stage, with agencies investigating businesses and their practices, gathering information, and attempting to understand the risks and uncertainties to protect investors in these businesses. Regulations will likely increase, in many cases, although it is currently not possible to determine how they will improve, how they will apply to the Company’s businesses, or when they will take effect. Various bills have also been proposed in Congress for adoption related to the Company’s business, which may be adopted and have an impact on it. As the regulatory and legal environment evolves, the Company may become subject to new laws and additional regulations by the SEC and other relevant agencies. However, the Company is not currently trading in digital assets and has no intention of doing so. During the second quarter of 2023, the Company disposed of all of its cryptocurrency assets and closed its wallet (or account) at a nominal loss.

Investment Company Act of 1940

Although we will be subject to regulation under the Securities Act of 1933, as amended, and the 1934 Act, we believe we will not be subject to regulation under the Investment Company Act of 1940 (the “1940 Act”) insofar as we will not be engaged in the business of investing or trading in securities. We have no intent to continue to engage in the business of buying and selling digital assets. In the event we engage in such business that results in us holding passive investment interests in digital assets, we could be subject to regulation under the 1940 Act. In such an event, we would be required to register as an investment company and incur significant registration and compliance costs. We have not obtained a formal determination from the SEC regarding our status under the 1940 Act. Consequently, any violation of the 1940 Act would subject us to material adverse consequences. We believe that we are currently exempt under Regulation 3a-2 of the 1940 Act.

The value of the Cryptocurrency held by the Company is determined by the price of the Cryptocurrency as set forth by Bittrex, Inc., a U.S. cryptocurrency platform, as of the last day of each of the Company’s financial quarters. In the event that the value of the Company’s Cryptocurrency holdings exceeds forty percent (40%) of the Company’s total assets, the Company intends to sell that amount of its Cryptocurrencies that will allow the Company to remain exempt under Regulation 3a-2 of the 1940 Act.”

As of the year ended December 31, 2022, Powerdyne has stopped the mining of Sia coin and any crypto currency due to the lack of productivity of its crypto miners. During the second quarter of 2023, the Company disposed of all of its crypto currency assets and closed its wallet (or account) at a nominal loss.

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New Operating Business:

On March 6, 2022, pursuant to a Securities Purchase Agreement (the “SPA”), Powerdyne International, Inc. (the “Company”), acquired 100% of the issued and outstanding membership interests of Creative Motion Technology, LLC, a Massachusetts limited liability company (the “Membership Interest”). The Company continues to grow its business as customer demand continues to increase. The Membership Interest was owned by Mr. James F. O’Rourke, the principal owner and sole director and officer of the Company. The purchase price paid by the Company was 2,000,000 shares of its Series A Preferred Stock valued at $1,500,000. The Series A Preferred Stock shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Results of Operations

The Year Ended December 31, 2024, compared to the Year Ended December 31, 2023.

We generated product revenue of $1,251,545 during the year ended December 31, 2024, compared to $1,452,950 for the comparative year ended December 31, 2023. The decrease in revenues is due to lower demand from the 2024 election year, where most of the decline is attributable to slower sales at CM Tech. CM Tech is a motor manufacturer that is primarily used in industrial robotics for the semiconductor manufacturing industry. All of CM Tech’s product revenue is generated from the sale of their motors. Frame One provides custom framing to local schools, colleges, artist guilds, artists, interior decorators, interior decorators / designers, museums, photographers, art galleries and theaters.

Cost of revenues decreased approximately 13% consistent with the decrease in revenues. Cost of revenues consists of materials of approximately $496,903; payroll and payroll taxes of approximately $280,247 and the balance to shipping and freight of approximately $4,604 and other miscellaneous cost allocations. Gross profit for the year ended December 31, 2024, is $365,757 with a gross profit percentage of 29.23% and is expected to be maintained in a range of 29% to 35% for product revenue sold.

During the year ended December 31, 2024, total operating expenses increased 5.9% to $545,335 from $515,000 compared to the year ended December 31, 2023. The increase in operating expenses is due to the change in the Company’s auditor for the 2023-year end. In 2024, operating expenses consisted of employee salaries of approximately $130,000; health insurance of $27,212, rent expense of $59,000, legal and accounting for $72,000, and consultants for $44,000. The balance of remaining operating expenses are made up of various miscellaneous charges such as workers’ compensation, office supplies, computer expenses, etc.

As a result of the foregoing, we recognized a net loss of $179,497 and $84,173 in 2024 and 2023, respectively.

Liquidity and Capital Resources

As of December 31, 2024, and 2023, we had working capital deficits of $253,545 and $74,057, respectively. We historically have satisfied our liquidity requirements through cash generated from operations, subordinated related party promissory notes and issuance of equity securities. The majority of our financing of operations comes from our CEO and the majority owner. We expect that as our revenues increase, our cash flow from operations and working capital positions will continue to improve. A summary of our cash flows resulting from our operating, investing, and financing activities for the years ended December 31, 2024, and 2023 were as follows:

	Year Ended December 31,
	2024	2023

Operating activities	$(203,925)	$35,042)
Investing activities	$-	$-
Financing activities	$165,500	$15,000)

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Cash used by operating activities increased to $203,925 during 2024, as compared to $35,042 cash flow from operations in the prior year. The increase was primarily due to a decrease in revenues for the year ended 2024 compared to 2023.

Cash provided by financing activities was $165,500 during 2024, as compared to $15,000 in the prior year. The Company obtained a line of credit from a local bank to assist with funding our losses due to the slow economic activity in 2024 because of the election in 2024. In 2024, our CEO funded the required working capital deficit for our operations.

We believe that funds generated from operations, existing cash balances and, if necessary, related party short-term loans, are likely to be sufficient to finance our working capital and capital expenditure requirements for the foreseeable future. We have and continue to receive financing in the form of loans from our CEO and / or third-party financing in the form of debt or equity to provide our required working capital. Our ability to meet our obligations and continue to operate as a going concern is highly dependent on our ability to obtain additional financing. We cannot predict whether this additional financing will be in the form of equity or debt. The financing for these goals could come from further equity financing or could come from sales of securities and /or loans. If we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition.

Reclassifications

Certain amounts in the prior period have been reclassified to conform to the current period presentation. These reclassifications have no material effect on the reported financial results.

Inflation

In the opinion of management, inflation has not and will not have a material effect on our operations in the immediate future. However, any substantial supply side price increases will be shared with our customers.

Management will continue to monitor inflation and evaluate the possible future effects of inflation on our business and operations.

Off-Balance Sheet Arrangements

We had no material off-balance sheet arrangements that have, or are likely to have, a current or future material effect on our operations.

Recent Accounting Pronouncements

Refer to Note 1 of our year ended December 31, 2024, consolidated financial statements for recent accounting pronouncements.

Results of Operations - The nine months ended September 30, 2025, compared to the nine months ended September 30, 2024:

Revenues

During the nine months ended September 30, 2025, we generated $872,135 in revenue, and during the nine months ended September 30, 2024, we generated $867,016 in revenue. Revenues increase by approximately $5,119 mostly in the second three months of 2025.

15

CM Tech generated $588,464 (nine months – September 30, 2024 - $588,464) in revenues during the nine months ended September 30, 2025, and Frame One generated $278,552 (nine months – September 30, 2024 - $278,552) in revenues during the same period ending.

Cost of Revenues

During the nine months ended September 30, 2025, we incurred $688,807 in cost of revenues, and during the nine months ended September 30, 2024, we incurred $641,393 in cost of revenues. The increase in cost of revenues was relatively consistent with the increase in revenue during the nine months ended September 30, 2025.

Gross Profit

During the nine months ended September 30, 2025, we generated $203,328 in gross profits, and during the nine months ended September 30, 2024, we generated $225,624 in gross profit.

Operating expenses

During the nine months ended September 30, 2025, total operating expenses increased to $435,022 from $331,841 for the nine months ended September 30, 2024.

For the nine months ended September 30, 2025, the Company had a net loss of $231,694 and for September 30, 2024, there was a loss of $106,217, respectively.

Liquidity and Capital Resources

As of September 30, 2025, and December 31, 2024, we had working capital deficits of $485,238 and $253,543, respectively.

For the nine months ended September 30, 2025, we had a $14,304 decrease in cash from the year-ended December 31, 2024. During the comparative nine months ended September 30, 2024, we had a $41,482 decrease.

	For the nine	For the nine
	months ended	months ended
	September 30, 2024	September 30, 2024
Operating Activities	(187,300)	(112,236)
Investing Activities	-	-
Financing Activities	172,996	70,754

The tariff uncertainty has slowed collections from our largest clients and sales orders. We have offset this slowdown in cash flow from operations by utilizing our line of credit, obtaining financing from related parties and by seeking third party financing. The Company has added new customers that will commence orders in early 2026 and is working to raise additional capital from third parties. The Company is working on identifying acquisition targets that can increase future cash flows.

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On May 30th, 2024, CM Technology, LLC (“CM Tech”) a wholly owned subsidiary of the Company entered into a line of credit with a financial institution that has national scope through one of their local branches. The line of credit is for a maximum of $170,000 which is collateralized and has a security interest in the deposit account or cash, inventories and trade accounts receivable of CM Tech and is due and payable on demand. Our CEO has personally guaranteed the line of credit. The Company paid a $450 documentation fee. On March 12, 2025, CM Tech was approved for an additional increase in the line of credit to $200,000. The additional increase in the line of credit does not change any terms from the original agreement as of May 30th, 2024. As of September 30, 2025, the Company has drawn $215,950 to finance working capital. The Company is not in default on the line of credit. The Company accrues monthly interest on outstanding balances at 2.5% plus the prime interest rate.

As of September 30, 2025, CM Tech has cash of $22,589, trade accounts receivable at $89,478 and inventories of $35,815 collateralized against the line of credit creating a security interest.

On June 23, 2025, Powerdyne International Inc. (“Powerdyne International Inc.” or the “Company”) (OTCPK: PWDY) entered into an investment agreement (the “Agreement”) with GHS Investments, LLC (the “Investor”), whereby the Investor has agreed to invest up to $10,000,000 to purchase shares of our common stock. GHS Investments LLC is a Nevada limited liability company, with offices at 420 Jericho Turnpike, Suite 102, Jericho, NY 11753 (the “Investor”).

Subject to the terms and conditions of the Investment Agreement and Registration Agreement, we may, in our sole discretion, deliver a put notice to the Investor which states the dollar amount which we intend to sell to the Investor on a certain date. The amount that we shall be entitled to sell to Investor shall not exceed two hundred percent (200%) of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable notice date so long as such amount does not exceed a calculated dollar amount per every 10 days of $500,000. The minimum amount shall be equal to $10,000.

In connection with the Agreement, we also entered into a registration rights agreement dated June 23, 2025, whereby we agreed to file a Registration Statement on Form S-1 with the Securities and Exchange Commission within thirty (30) days of the date of the registration rights agreement and to have the Registration Statement declared effective by the Securities and Exchange Commission within ninety (90) days after we have filed the Registration Statement.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is deemed by our management to be material to investors.

Recent Accounting Pronouncements

Refer to Note 3 of our condensed consolidated financial statements for recent accounting pronouncements.

Change of Accountants

On January 16, 2024, BF Borgers CPA PC (“BF Borgers”) was dismissed as independent registered public accounting firm for Powerdyne International, Inc. (the “Company”).

On January 16, 2024, the Company engaged Fortune CPA Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

On April 10, 2024, Fortune CPA Inc.(“Fortune”) was dismissed as an independent registered public accounting firm for Powerdyne International, Inc.

On April 10, 2024, the Company engaged Olayinka Oyebola & Co. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

On April 7, 2025, Olayinka Qyebola & Co was dismissed as an independent registered public accounting firm for Powerdyne International Inc.

On April 8, 2025, the Company engaged LOA Professionals as the Company’s independent registered accounting firm for Powerdyne International Inc.

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FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

POWERDYNE INTERNATIONAL, INC.

FINANCIAL STATEMENTS

TABLE OF CONTENTS

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024, AND 2023

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Powerdyne International, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Powerdyne International, Inc. (the ‘Company’) as of December 31, 2024, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3, the Company suffered an accumulated deficit and recuring losses from operation. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regards to these matters are also described in Note 3 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. Communication of critical audit matters does not alter in any way our opinion on the financial statements taken as a whole and we are not, by communicating the critical audit matters, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Going Concern Uncertainty

As described in Note 3 to the financial statements, the Company has significant operating losses and a working capital deficiency. The ability of the Company to continue as a going concern is dependent on obtaining additional working capital funding from its officers and sale of equity and/or debt securities to execute its plans and continue operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The procedures performed to address the matter included.

▪	We inquired of executive officers, and key members of management, of the Company regarding factors that would have an impact on the Company’s ability to continue as a going concern,
▪	We evaluated management’s plan for addressing the adverse effects of the conditions identified, including assessing the reasonableness of forecasted information and underlying assumptions by comparing to actual results of prior periods and actual results achieved to date, and utilizing our knowledge of the entity, its business and management in considering liquidity needs and the Company’s ability to generate sufficient cash flow,
▪	We assessed the possibility of raising additional debt or credit through confirmation with related and third parties of the details of arrangements to provide or maintain financial supports.
▪	Inquiry of the Company’s legal counsel about litigation, claims, and assessments.
▪	We evaluated the completeness and accuracy of disclosures in the consolidated financial statements.
▪	We evaluated management’s judgements and assumptions used to assess the Company’s ability to continue as a going concern

/S/ Lateef Awojobi

LAO PROFESSIONALS

(PCAOB ID 7057)

Lagos, Nigeria

We have served as the Company’s auditor since 2025.

April 30, 2025

F-2

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Powerdyne International, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Powerdyne International, Inc. as of December 31, 2023, and the related consolidated statements of operations, stockholders’(deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3, the Company suffered an accumulated deficit of $5,077,401, net loss of $84,173 and a negative working capital of $74,057. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regards to these matters are also described in Note 3 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical audit matters

The critical audit matters communicated below is a matter from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the Audit Committee of the Board of Directors that: (1) relate to accounts or disclosure that are material to the consolidated financial statements and (2) involved challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

The Company records revenue when control of the promised services is transferred to customers, at a specific point in time and on a commission basis. This area is designated as a critical audit matter due to the substantial judgment required by management in applying the principles of revenue recognition.

How the Critical Audit Matter Was Addressed in the Audit

The primary procedures we performed include:

●	We reviewed the company’s policies on revenue recognition to ensure they align with ASC 606 requirements. This included a thorough examination of the supporting documentation to validate the reasonableness of their application.

●	We gained an in-depth understanding of the process management uses to determine when performance obligations are met, ensuring it aligns with the outlined revenue recognition criteria.

●	We conducted substantive tests on selected revenue transactions. The extent of our testing was based on an assessment of the associated risks, ensuring comprehensive coverage of significant areas.

OLAYINKA OYEBOLA & CO.

(Chartered Accountants)

Lagos, Nigeria

We have served as the Company’s auditor since 2024.

May 7, 2024

F-3

POWERDYNE INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
	(audited)	(audited)
ASSETS

Current Assets:
Cash	$45,579	$84,004
Trade accounts receivable	87,456	70,884
Inventories	74,488	77,124
Advance deposits – receivable	2,661	-
Sales tax receivable	9,145	-
Total current assets	219,330	232,013

Property and Equipment
Cryptocurrency miners	15,000	15,000
Less: accumulated depreciation	(15,000)	(15,000)
Total property and equipment	-	-

Total Assets	$219,330	$232,013

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$69,295	$62,568
Advance deposits – liability	-	3,658
Due to related party - CEO	238,079	238,079
Sales tax payable	-	1,765
Line of credit	165,500	-
Total Current Liabilities	472,874	306,070

Stockholders’ Deficit:
Preferred stock, $0.0001 par value,20,000,000 shares authorized, 2,000,000 shares issued and outstanding as of December 31, 2024, and December 31, 2023, respectively.	200	200
Common stock, $0.0001 par value,2,000,000,000 shares authorized, 1,884,930,584 shares issued and outstanding as of December 31, 2024, and December 31, 2023, respectively.	188,493	188,493
Additional paid-in capital	4,814,651	4,814,651
Accumulated deficit	(5,256,887)	(5,077,401)
Total Stockholders’ Deficit	(253,543)	(74,057)

Total Liabilities and Stockholders’ Deficit	$219,330	$232,013

The accompanying notes are an integral part of these consolidated financial statements.

F-4

POWERDYNE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended	For the year ended
	December 31, 2024	December 31, 2023
Revenues	$1,251,454	$1,452,950
Cost of revenues	885,697	1,022,114
Gross profit	365,757	430,836
Operating expenses	545,335	515,000
Loss from operations and before income taxes	(179,579)	(84,173)
Income tax expense	-	-

Net loss	$(179,579)	$(84,173)

Basic and diluted loss per common share	$-	$-
Basic and diluted- weighted average common shares outstanding	1,884,930,584	1,881,355,242

The accompanying notes are an integral part of these consolidated financial statements.

F-5

POWERDYNE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S DEFICIT

					Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity / (Deficit)
Balance, December 31, 2022	2,000,000	$200	1,862,430,584	$186,243	$4,807,901	$(4,993,228)	$1,116

Issuance of common stock for services	-	-	22,500,000	2,250	6,750	-	9,000

Net loss	-	-	-	-	-	(3,180)	(3,180)

Balance, March 31, 2023	2,000,000	$200	1,884,930,584	188,493	4,814,651	(4,996,408)	6,936

Net loss	-	-	-	-	-	(78,412)	(78,412)

Balance, June 30, 2023	2,000,000	$200	1,884,930,584	$188,493	$4,814,651	(5,074,820)	(71,477)

Net loss	-	-	-	-	-	7,544	7,544

Balance, September 30, 2023	2,000,000	$200	1,884,930,584	$188,493	$4,814,651	$(5,067,276)	$(63,933)

Net Income						$(10,125)	$(10,125)

Balance, December 31, 2023	2,000,000	200	1,884,930,584	188,493	4,814,651	(5,077,401)	(74,057)

Balance, December 31, 2023	2,000,000	$200	1,884,930,584	$188,493	$4,814,651	$(5,077,401)	$(74,057)

Net loss	-	-	-	-	-	(95,702)	(95,702)

Balance, March 31, 2024	2,000,000	$200	1,884,930,584	$188,493	$4,814,651	$(5,173,103)	$(169,759)

Net loss	-	-	-	-	-	(23,336)	(23,336)

Balance, June 30, 2024	2,000,000	$200	1,884,930,584	$188,493	$4,814,651	$(5,196,439)	$(193,095)

Net loss	-	-	-	-	-	(12,821)	(12,821)

Balance, September 30, 2024	2,000,000	$200	1,884,930,584	$188,493	$4,814,651	$(5,209,260)	$(205,916)

Net loss	-	-	-	-	-	(47,720)	(47,720)

Balance, December 31, 2024	2,000,000	200	1,884,930,584	188,493	4,814,651	(5,256,887)	(253,543)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

POWERDYNE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended	For the year ended
	December 31, 2024	December 31, 2023
Operating Activities:
Net loss	$(179,579)	$(84,173)
Adjustments to reconcile net loss to net cash used for operating activities:
Reversal of non-cash increase in intangible assets - Crypto	-	6,103
Issuance of common stock for consulting services	-	9,000
Changes in operating assets and liabilities:
Trade accounts receivable	(16,572)	151,604
Inventories	2,636	(22,142)
Loan origination fee	(11,700)	-
Accounts payable and accrued expenses	5,780	(19,301)
Advance deposits – receivable / (liability)	997	(6,573)
Sales taxes receivable / payable	(5,487)	524
Net cash used for operating activities	(203,925)	35,041

Investing Activities:
Net cash provided by investing activities	-	-

Financing Activities:
Due to related party - CEO	-	15,000
Line of credit	165,500	-
Net cash provided by financing activities	165,500	15,000

Net decrease in cash	(38,425)	50,042
Cash, beginning of period	84,004	33,962

Cash, end of period	$45,579	$84,004

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-7

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024, and 2023

1. ORGANIZATION

Powerdyne, Inc., was incorporated on February 2, 2010, in Nevada, and is registered to do business in Rhode Island and Massachusetts. On February 7, 2011, Powerdyne, Inc. merged with Powerdyne International, Inc., formerly Greenmark Acquisition Corporation, a publicly held Delaware corporation.

On December 13, 2010, Powerdyne International, Inc., formerly Greenmark Acquisition Corporation, filed an Amended and Restated Articles of Incorporation in order to, among other things, increase the authorized capital stock to 300,000,000 common shares, par value $0.0001 per share. Unless the context specifies otherwise, as discussed in Note 2, references to the “Company” refers to Powerdyne International Inc. and Powerdyne Inc. after the merger.

At the closing of the merger, each share of Powerdyne, Inc’s common stock issued and outstanding immediately prior to the closing of the Merger was exchanged for the right to receive 7,520 shares of common stock of Powerdyne International, Inc. Accordingly, an aggregate of 188,000,000 shares of common stock of Powerdyne International Inc. were issued to the holders of Powerdyne Inc.’s common stock.

In 2014, Powerdyne International, Inc. filed an amendment to its Articles of Incorporation which increased the authorized capital stock to 550,000,000 common shares, par value $0.0001 per share.

On January 26, 2015, Powerdyne International, Inc. filed an amendment to its Articles of Incorporation which increased the authorized capital stock to 2,020,000,000 shares consisting of 2,000,000,000 common shares, par value $0.0001 per share and 20,000,000 shares which may be designated as common or preferred stock, par value $0.0001 per share.

During the year ended December 31, 2022, the Company ended the mining of Sia coin and any crypto currency due to the lack of productivity of its crypto miners.

On March 6, 2022, pursuant to a Securities Purchase Agreement (the “SPA”), Powerdyne International, Inc. (the “Company”), acquired all of the issued and outstanding membership interests of Creative Motion Technology, LLC, a Massachusetts limited liability company, (the “Membership Interest”). The Membership Interest was owned by Mr. James F. O’Rourke, the principal owner and sole director and officer of the Company. The purchase price paid by the Company was 2,000,000 shares of its Series A Preferred Stock valued at $1,500,000, which each Series A Preferred Stock is convertible into 1,000 common shares of the Company at a fixed price of $0.0001 at the option of the holder.

Creative Motion Technology, LLC (“CM Tech”) is a small New England based motor manufacturer founded in 2004 and has been in business for over 17 years. CM Tech’s management has over 60 years of design and manufacturing expertise, specializing in the design and custom building of industrial servomotors both brush and brushless motor designs. CM Tech’s current market focus is on the niche motor demands for low volume, high-quality cost-effective motors which are primarily used in industrial robotics for the semiconductor manufacturing industry. The motors that CM Tech currently has in production primarily provide the X, Y, and Z axis articulation in factory automation robots.

F-8

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024, and 2023

1. ORGANIZATION (continued)

Included with CM Tech acquisition is Frame One, which is a custom picture framing shop located in North Reading, MA. Frame One has been in business since 2006 and brings with it a strong client base consisting of local schools, colleges, artist guilds, artists, interior decorators/designers, museums, photographers, art galleries and theaters.

The issuance of the 2,000,000 shares of Series A Preferred Stock pursuant to the Securities Purchase Agreement were made in reliance on the exemption from registration afforded under Section 4(2), of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder. Such offer and sale were not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the Seller/Investor in connection with the issuance by the Company of the Shares.

2. REVERSE MERGER ACCOUNTING

On February 7, 2011, Greenmark Acquisition Corporation, which was a publicly held Delaware corporation, merged with Powerdyne, Inc. Upon closing of the transaction, Greenmark Acquisition Corporation, the surviving corporation in the merger, changed its name to Powerdyne International, Inc.

The merger was accounted for as a reverse-merger, and recapitalization in accordance with generally accepted accounting principles in the United States (“GAAP”). Powerdyne Inc. was the acquirer for financial reporting purposes and the Company was the acquired company. Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements prior to the merger are those of Powerdyne, Inc. and have been recorded at the historical cost basis of Powerdyne, Inc., and the financial statements after completion of the merger include the assets and liabilities of the Company and Powerdyne, Inc., historical operations of Powerdyne, Inc. and operations of the Company from the closing date of the merger. Common stock and the corresponding capital amounts of the Company pre-merger were retroactively restated as capital stock shares reflecting the exchange ratio in the merger. In conjunction with the merger, the Company received no cash and assumed no liabilities from Greenmark Acquisition Corporation.

On March 6, 2022, the Company acquired CM Tech from its 100% owner, the CEO of Powerdyne International, Inc. The merger was accounted for as a recapitalization in accordance with generally accepted accounting principles in the United States (“GAAP”). The transaction was recorded as a recapitalization transaction with the difference between the historical cost of the assets and liabilities assumed with the purchase price recorded as a loss on related party acquisition for $1,391,370 in our consolidated statement of operations. The transaction was not a business combination or a reverse merger transaction.

F-9

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024, and 2023

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements.

Such consolidated financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects and have been consistently applied in preparing the accompanying consolidated financial statements.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America.

All figures are in U.S. Dollars.

Going Concern

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. The Company has not generated significant revenues from its principal operations until March 6, 2022, with the acquisition of CM Tech that will generate between $1.4 to $2.0M in revenues annually. As of December 31, 2024, the Company had an accumulated deficit of $5,256,887 (December 31, 2023 - $5,077,401). The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations and/or obtain additional financing from its members or other sources, as may be required. For the year ended December 31, 2024, CM Tech has negative cash flow from operations in prior year but has turned positive in 2024. The Company is working towards consistently generating positive cash flow from operations by increasing revenues and by analyzing potential acquisition targets.

The Company’s activities will necessitate significant uses of working capital beyond December 31, 2024. Additionally, the Company’s capital requirements will depend on many factors, including the success of the Company’s sales, cash flow from operations and the status of competitive products. The Company plans to continue financing its operations with cash received from financing activities, revenue from operations and or affiliate funding.

While the Company strongly believes that its capital resources will be sufficient in the near term, there is no assurance that the Company’s activities will generate sufficient revenues to sustain its operations without additional capital or, if additional capital is needed, that such funds, if available, will be obtainable on terms satisfactory to the Company.

The accompanying audited consolidated financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company’s ability to do so. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Principles of Consolidation

Our consolidated financial statements include the accounts of Powerdyne International Inc and its one division and related subsidiaries. All intercompany transactions and balances between consolidated entities have been eliminated. The Company has the following wholly owned subsidiaries: Creative Motion Technology, LLC and Frame One, LLC.

Reclassifications

Certain amounts in the prior period have been reclassified to conform to the current period presentation. These reclassifications have no material effect on the reported financial results.

F-10

POWERDYNE INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024, and 2023

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2024, and 2023, respectively.

Allowances for Sales Returns and Doubtful Accounts

Sales Returns - We may, on a case-by-case basis, accept returns of products from our customers, without restocking charges, when they can demonstrate an acceptable cause for the return.

Doubtful Accounts - Management analysis its accounts receivable in accordance with ASC 326 are their “expected losses” in their portfolio of customers. The Company has a direct and long-term relationship with all of its customers. The Company reviews each customer on a quarterly basis. Historically, the Company has not incurred any significant bad debt expenses. Therefore, based on historical results and our current analysis the Company does not expect any credit losses.

The Company operates in the manufacturing and retail industry and its accounts receivable are primarily derived from retail and wholesale customers; the Company recognizes an expected allowance for credit losses. In addition, also at each reporting date, this estimate is updated to reflect any changes in credit risk since the receivable was initially which could exist in circumstances where amounts are considered at risk or uncollectible.

The allowance estimate is derived from a review of the Company’s historical losses based on the ageing of receivables. This estimate is adjusted for management’s assessment of current conditions, in which to calculate the expected allowance for credit losses. The Company’s customer base has remained constant since its inception.

The Company expects across all pools of accounts receivable that there are no changes in credit losses for 2023 and maintains a zero balance for 2024 and for 2023. The Company does not expect its credit loss reserve to change in the next twelve months.

The Company sometimes receives cash deposits in advance of manufacturing and shipping its products. As of December 31, 2024, there is $2,661 (December 31, 2023 - $3,658 advance deposit liability) in advance deposit receivable recorded on the balance sheet. When the products are shipped to or picked up by the customer the advance deposits are recognized as product revenue.

Inventory

Inventory, consisting principally of products held for sale, is stated at the lower of cost, using the first-in, first-out method, and net realizable value. The amount presented in the accompanying consolidated balance sheet has no valuation allowance.

We regularly evaluate our inventory to identify costs in excess of the lower of cost and net realizable value, slow-moving inventory and potential obsolescence.

Equipment

Equipment is stated at cost. Capital expenditure for improvements and upgrades to existing equipment are also capitalized. Maintenance and repairs are expensed as incurred. The computer equipment is depreciated over 5 years on a straight-line basis. Depreciation expenses for the years ended December 31, 2024, were $-0- and 2023 was $-0-, respectively.

Intangible Assets and Goodwill:

We account for intangible assets and goodwill in accordance with ASC 350 “Intangibles-Goodwill and Other” (“ASC 350”). Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Intangible asset amounts represent the acquisition date fair values of identifiable intangible assets acquired. The fair values of the intangible assets were determined by using the income approach, discounting projected future cash flows based on management’s expectations of the current and future operating environment. The rates used to discount projected future cash flows reflected a weighted average cost of capital based on our industry, capital structure and risk premiums, including those reflected in the current market capitalization. Definite-lived intangible assets are amortized over their useful lives, which have historically ranged from 10 to 20 years. The carrying amounts of our definite-lived intangible assets are evaluated for recoverability whenever events or changes in circumstances indicate that the entity may be unable to recover the asset’s carrying amount.

We assess our intangible assets in accordance with ASC 360 “Property, Plant, and Equipment” (“ASC 360”). Impairment testing is required when events occur that indicate an asset group may not be recoverable (“triggering events”). As detailed in ASC 360-10-35-21, the following are examples of such events or changes in circumstances (sometimes referred to as impairment indicators or triggers): (a) A significant decrease in the market price of a long-lived asset (asset group) (b) A significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition. (c) A significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator (d) An accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group) (e) A current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group) (f) A current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The term more likely than not refers to a level of likelihood that is more than 50 percent. We have evaluated our intangible assets and found that certain losses and a delay in our business plan may have constituted a triggering event for our intangible assets.

The Company had disposed of all its crypto currencies in the second quarter of 2023. The Company immediately closed its crypto-currency account and / or wallet.

Long-Lived Assets

In accordance with ASC 360, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable.

F-11

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024, and 2023

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Long-Lived Assets (Continued)

When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. The Company’s management currently believes there is no impairment of its long-lived assets since they are fully amortized and / or disposed of. There can be no assurance, however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets, if the Company acquires any long-lived assets.

Business Combinations

We apply the provisions of ASC 805, Business Combinations (ASC 805), in accounting for our acquisitions. ASC 805 requires that we evaluate whether a transaction pertains to an acquisition of assets, or to an acquisition of a business. A business is defined as an integrated set of assets and activities that is capable of being conducted and managed for the purpose of providing a return to investors. Asset acquisitions are accounted for by allocating the cost of the acquisition to the individual assets and liabilities assumed on a relative fair value basis; whereas the acquisition of a business requires us to recognize separately from goodwill the assets acquired, and the liabilities assumed at the acquisition date fair values. Goodwill as of the business acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the business acquisition date as well as any contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the business acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of a business acquisition’s measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to our consolidated statements of operations.

In addition, uncertain tax positions and tax related valuation allowances assumed in a business combination are initially estimated as of the acquisition date. We reevaluate these items quarterly based upon facts and circumstances that existed as of the business acquisition date with any adjustments to our preliminary estimates being recorded to goodwill if identified within the measurement period. Subsequent to the measurement period or our final determination of the tax allowances or contingency’s estimated value, whichever comes first, changes to these uncertain tax positions and tax-related valuation allowances will affect our provision for income taxes in our consolidated statement of operations and could have a material impact on our results of operations and financial position.

Advertising Expenses

The Company records advertising expenses per ASC 720-35-50-1, which are expensed as they are incurred or the first time when the advertising takes place. During the years ended December 31, 2024, and 2023, there were no advertising costs incurred by the Company.

Shipping Activities

Outbound shipping charges to customers are included in “Product revenue”. Outbound shipping-related costs are included in “Cost of products sold”.

Stock-Based Compensation

Share-based compensation is accounted for based on the requirements of ASC 718, “Compensation-Stock Compensation’ (“ASC 718”) which requires recognition in the financial statements of the cost of employee, consultant, or director services received in exchange for an award of equity instruments over the period the employee, consultant, or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee, consultant, or director services received in exchange for an award based on the grant-date fair value of the award.

Income Taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined, seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. We adopted the provisions of ASC 740 as of January 1, 2007, and have analyzed filing positions in each of the federal and state jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions. We have identified the U.S. federal, Rhode, Island and Massachusetts as our “major” tax jurisdictions. With limited exceptions, we remain subject to Internal Revenue Service (“IRS”) examination of our income tax returns filed within the last three (3) years, and to Massachusetts Department of Revenue examination of our income tax returns filed within the last four (4) years. However, we have certain tax attribute carry forwards which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

We believe that our income tax filing positions and deductions will be sustained in the audit and do not anticipate any adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

F-12

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024, and 2023

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial Instruments

The Company follows Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1: Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2: Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The Company’s financial instruments consisted of cash, accounts receivable, intangible assets – cryptocurrency, accounts payable and accrued expenses, advance deposit, due to related party – CEO and sales tax payable. The estimated fair value of these financial instruments approximates its carrying amount based on the short-term maturity of these instruments.

Other Comprehensive Income

The Company has analyzed paragraphs ASC 220-10-45-1 to ASC 220-10-45-10B and none of the items recorded in the income statement would qualify as Other Comprehensive Income.

F-13

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024, and 2023

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loss per Common Share

Basic loss per common share excludes dilutive securities and is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. As of December 31, 2024, and December 31, 2023, there were no outstanding dilutive securities, except as of December 31, 2024, there was 2,000,000 Series A Preferred Stock outstanding, however, they were not included in the calculations as they are considered anti-dilutive.

The following table represents the computation of basic and diluted losses per share:

Net loss per share is based upon the weighted average shares of common stock outstanding.

	Year ended December 31, 2024	Year ended December 31, 2023

Loss available for common shareholder	$(179,579)	$(84,173)
Basic and fully diluted loss per share	$(0.00)	$(0.00)

Weighted average common shares outstanding - basic and diluted	1,884,930,584	1,881,355,242

Use of Estimates and Assumptions

Our management has made several estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

F-14

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024, and 2023

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Guidance Not Yet Adopted

None

Recent Accounting Guidance Adopted

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU enhances the disclosures related to segment reporting for public entities. It requires entities to disclose significant segment expenses for each reportable segment, providing greater transparency in segment performance. The ASU is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating how this ASU will impact its consolidated financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision usefulness of income tax disclosures. It is designed to provide more detailed information about an entity’s income tax expenses, liabilities, and deferred tax items, potentially affecting how companies report and disclose their income tax-related information. The ASU is effective for public business entities for annual periods beginning after December 15, 2024, including interim periods within those fiscal years. The Company is currently evaluating how this ASU will impact its consolidated financial statements and disclosures.

In June 2023, the FASB issued ASU 2023-07, which enhances the disclosure requirements for reportable segments. The ASU requires public entities to disclose significant segment expenses that are regularly provided to the chief operating decision maker, aiming to improve the transparency and usefulness of segment reporting. The amendments are effective for public business entities for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted the amendments in this update during the current year and the adoption did not have a material impact on its consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, which enhances the transparency and decision usefulness of income tax disclosures. The ASU requires public business entities to disclose specific categories in the rate reconciliation and additional information for reconciling items that meet a quantitative threshold. It also mandates the disclosure of income taxes paid disaggregated by jurisdiction. The amendments are effective for annual periods beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating how this ASU will impact its consolidated financial statements and disclosures. The Company has implemented all new accounting pronouncements that are in effect and that may impact its consolidated financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its consolidated financial position or consolidated results of operations.

Lease Accounting

For contracts entered into on or after October 1, 2019, the Company assesses at contract inception whether the contract is, or contains, a lease. Generally, it determines that a lease exists when (i) the contract involves the use of a distinct identified asset, (ii) obtains the right to substantially all economic benefits from use of the asset and (iii) it has the right to direct the use of the asset.

At the lease commencement date, the Company recognizes a right-of-use asset and a lease liability for all leases, except short-term leases with an original term of 12 months or less. The right-of-use asset represents the right to use the leased asset for the lease term. The lease liability represents the present value of the lease payments under the lease. The right-of-use asset is initially measured at cost, which primarily comprises the initial amount of the lease liability, plus any prepayments to the lessor and initial direct costs, such as brokerage commissions, less any lease incentives received.

All right-of-use assets are periodically reviewed for impairment in accordance with standards that apply to long-lived assets. The lease liability is initially measured at the present value of the lease payments, discounted using an estimate of the Company’s incremental borrowing rate for a collateralized loan with the same term as the underlying lease. The incremental borrowing rates used for the initial measurement of lease liabilities as of October 1, 2019, were based on the original lease terms.

Lease payments included in the measurement of lease liabilities consist of (i) fixed lease payments for the noncancelable lease term, (ii) fixed lease payments for optional renewal periods where it is reasonably certain the renewal option will be exercised, and (iii) variable lease payments that depend on an underlying index or rate, based on the index or rate in effect at lease commencement. Certain of the Company’s real estate lease agreements require variable lease payments that do not depend on an underlying index or rate, such as sales and value-added taxes, the Company’s proportionate share of actual property taxes, insurance, common area maintenance, and utilities. The Company has elected an accounting policy, as permitted by ASC 842, not to account for such payments as part of related lease payments. Consequently, such payments are recognized as operating expenses when incurred.

Lease expense for operating leases consists of the fixed lease payments recognized on a straight-line basis over the lease term plus variable lease payments as incurred. Amortization of the right-of-use asset for operating leases reflects amortization of the lease liability, any differences between straight-line expense and related lease payments during the accounting period, and any impairments. Finance lease payments are allocated between a reduction of the lease liability and interest expense, and the related asset is depreciated as described under “Equipment” above.

Revenue Recognition

As of March 6, 2022, with the acquisition of CM Tech, we recognize revenue from contracts with customers in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). Revenue is recognized at the point at which control of the underlying products are transferred to the customer. Satisfaction of our performance obligations occurs upon the transfer of control of products from our facilities. We consider customer purchase orders to be the contracts with a customer. All revenue is generated from contracts with customers.

Major Customers and Concentration of Credit Risk

The Company has two major customers, which account for approximately 66% of the balance of accounts receivable as of December 31, 2024 (December 31, 2023 – 66%) and 30% of the Company’s revenues for the year ended December 31, 2024 (December 31, 2023 – 22%) were attributable to these same customers. The Company evaluates industry specific credit risk but does not believe that any material risk is identified that could materially impact on our results of consolidated operations and consolidated financial position.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its cash with high quality banking institutions. From time to time, the Company may maintain cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation limit of $250,000. The Company has not incurred any loss from this risk, nor does it expect it to. The Company’s revenues from product sales and accounts receivable have no material or significant concentration in anyone or a multitude of customers and all receivables are expected to be collected.

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a Company’s management organizes segments within the Company for making operating decisions and assessing performance.

We primarily service the Original Equipment Manufacturers (OEM’s) in the semiconductor market by supplying custom designed motors for the robotics used in semiconductor manufacturing equipment. We also provide custom picture framing under Frame One. We consider both businesses to operate as their own business for reporting purposes. We provide cost-effective value-added turn-key solutions to our clients’ drives and articulation needs.

F-15

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024, and 2023

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Market

We service the Global Semiconductor Equipment Manufactures CM Tech’s sales to international customers were 18% and 32% of our total sales in 2024 and 2023, respectively.

4. ACCOUNTS RECEIVABLE

Accounts receivable primarily relate to uncollected sales of custom designed motors and custom picture frames. Differences between the amounts from customers less an estimated allowance for doubtful accounts, if deemed necessary by management, and based on review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts, if any, by identifying troubled accounts and by using historical experience applied to the aging of accounts. As of December 31, 2024, and 2023 there was no allowance for doubtful accounts required.

5. INVENTORIES

As of December 31, 2024, and 2023, the Company’s inventories consist of custom designed motors and picture frames. Inventories are valued at the lower cost of the market (net realizable value).

6. EQUIPMENT - NET

Equipment consists of the following as of December 31, 2024, and 2023:

	December 31,	December 31,
	2024	2023
	(unaudited)	(audited)
Cryptocurrency miners	$15,000	$15,000
Less accumulated depreciation	(15,000)	(15,000)

Total Property and Equipment	$-	$-

Equipment is stated at cost and depreciated on a straight- line basis over the assets’ estimated useful lives: computer equipment 5 years. Total depreciation expenses for the year ended December 31, 2024, and 202 were $-0- and $-0-, respectively.

During the quarter ended March 31, 2019, Powerdyne International, Inc. purchased several crypto currency miners and began mining certain crypto coins. This was done in an effort to enter into the crypto markets and explore other potential revenue opportunities for Powerdyne International, Inc.

During the year ended December 31, 2022, Powerdyne stopped the mining of Sia coin and any crypto currency due to the lack of productivity of its crypto miners.

F-16

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024, and 2023

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of December 31, 2024, and 2023, our accounts payable are primarily made up of trade payables for purchase of motor parts and picture frames. Additionally, our accounts payable and accrued liabilities will consist of other vendor invoices, amounts owed to employees and other invoices related to the Company’s advisors.

8. DUE TO RELATED PARTY - CEO

During the year ended December 31, 2024, our CEO advanced the Company $-0- December 31, 2023, -. The amount accrued but not yet paid to our CEO on December 31, 2024, and December 31, 2023, was $238,079 and $238,079, respectively. The debt is unsecured and is not guaranteed by the Company. The CEO can call debt obligation at any time.

9. ACQUISITION OF PRIVATE COMPANY OWNED BY CEO

On March 6, 2022, pursuant to a Securities Purchase Agreement (the “SPA”), Powerdyne International, Inc. (the “Company”), acquired 100% of the issued and outstanding membership interests of Creative Motion Technology, LLC, a Massachusetts limited liability company, (the “Membership Interest”). The Membership Interest was owned by Mr. James F. O’Rourke, the principal owner and sole director and officer of the Company. The purchase price paid by the Company was 2,000,000 shares of its Series A Preferred Stock valued at $1,500,000, The Series A Preferred Stock, shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Creative Motion Technology, LLC (“CM Tech”) is a small New England based motor manufacturer founded in 2004 and has been in business for over 17 years. CM Tech’s management has over 60 years of design and manufacturing expertise, specializing in the design and custom building of industrial servomotors both brush and brushless motor designs. CM Tech’s current market focus is on the niche motor demands for low volume, high-quality cost-effective motors which are primarily used in industrial robotics for the semiconductor manufacturing industry. The motors that CM Tech currently has in production primarily provide the X, Y, and Z axis articulation in factory automation robots.

Included with CM Tech acquisition is Frame One, which is a custom picture framing shop located in North Reading, MA. Frame One has been in business since 2006 and brings with it a strong client base consisting of local schools, colleges, artist guilds, artists, interior decorators/designers, museums, photographers, art galleries and theaters.

The foregoing description of the SPA does not purport to be complete and is qualified in its entirety by reference to the complete text of the document, which is filed as an exhibit to this report and is incorporated herein by reference.

The following table summarizes the consideration transferred to acquire CM Tech and the amounts of identified assets acquired recorded at historical cost at the acquisition date and the consideration provided:

Cash	$26,042
Inventory	82,588
Total Assets Acquired	108,630
Loss on acquisition of entity owned by CEO.	1,391,370

The purchase price consists of the following:
Preferred Shares	1,500,000
Total Purchase Price	$1,500,000

The historical cost of the assets acquired includes cash and inventory at approximately $108,630. There is no impairment to the cash and inventory received.

F-17

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024, and 2023

9. ACQUISITION OF PRIVATE COMPANY OWNED BY CEO (Continued)

Business combination related costs were expensed as incurred and consisted of various advisory, legal, accounting and other professionals approximate $65,000 for the year end December 31, 2022. These costs are included in general and administrative expenses in our consolidated statement of operations.

The pro forma financial information below presents statements of operations data as if the acquisition of CM Tech took place on January 1, 2020. The audited financial information does not purport to be indicative of the Company’s combined results of operations which would actually have been obtained had the acquisition taken place on January 1, 2020, nor should it be taken as indicative of future consolidated results of operations.

	Consolidated	Consolidated
	For the year	For the year
	ended	ended
	December 31, 2021	December 31, 2020

Revenues	$1,224,290	$985,613
Cost of Goods Sold	721,243	525,454
Gross profit	$503,047	$460,159
Operating expenses	265,779	245,531

Net Income	$237,268	$214,628

10. STOCKHOLDERS’ DEFICIT

Preferred Stock – There are 20,000,000 shares of authorized preferred stock, par value $0.0001 per share, with 2,000,000 shares issued and outstanding as of December 31, 2024, and 2023. The 2,000,000 preferred shares were issued to our CEO. The Series A Preferred Stock, shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Common Stock – There are 2,000,000,000 shares of authorized Class A common stock, par value $0.0001 per share, with 1,884,930,584 shares issued and outstanding as of December 31, 2024, and 1,862,430,584 shares issued and outstanding as of December 31, 2023.

March 6, 2022, the Company issued 2,000,000 preferred shares to our CEO in exchange for his 100% owned private company CMT Tech.

Common stock was issued by the Company for the year ended December 31, 2023, as described below and no common stock was issued by the Company for the year ended December 31, 2024.

Stock issued for services.

On February 27, 2023, the Company issued 7,500,000 shares to a consultant as compensation for accounting services rendered. The fair value of the services was $3,000.

On February 27, 2023, the Company issued 15,000,000 shares to a consultant as compensation for legal services rendered. The fair value of the services was $6,000.

The Company recorded $9,000 as compensation expense for the 22,500,000 shares issued to third party consultants, which was the fair value of the shares on the date of issuance.

The Company relied upon Section 4(2) and/or Regulation D of the Securities Act of 1933, as amended, for the issuance of these securities. No commissions were paid regarding the share issuance, and the share certificates were issued, or “book entry”, with a Rule 144 restrictive legend.

11. INCOME TAXES

Income tax provision is summarized as follows:

	Year Ended December 31,
	2024	2023
Current:
Federal	$37,712	$17,676
State	14,366	6,734
	52,078	24,410
Deferred:
Federal	-	-
State	-	-
Change in valuation allowance	205,606	434,409
Net operating losses	(257,684)	(458,819)

Income tax provision	$-	$-

F-18

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024, and 2023

11. INCOME TAXES (Continued)

The actual income tax provision differs from the “expected” tax computed by applying the Federal corporate tax rate of 21% to the income before income taxes as follows:

	Year Ended December 31,
	2024	2023
“Expected” income tax benefit	$37,712	$17,676
State tax expense, net of Federal Benefit	14,366	6,734
Change in valuation allowance	205,606	434,409
Other	-	-
Net operating losses	(257,684)	(458,819)

Income tax provision	$-	$-

The tax effects of temporary differences which give rise to significant portions of the deferred taxes are summarized as follows:

	Year Ended December 31,
	2024	2023
Deferred tax assets:
Inventory reserves	$-	$-
Allowances for bad debts and returns	-	-
Accrued expenses	6,727	(19,301)
Asset valuation reserves	-	-
Net operating loss carry forwards - estimated	5,576,462	5,396,883
Other		-
Total deferred tax assets	5,583,188	5,377,582
Valuation allowance	(5,583,188)	(5,377,582)

	-	-
Deferred tax liabilities:
Deferred state taxes	-	-
Total deferred tax liabilities	-	-

Net deferred tax assets	$-	$-

As of December 31, 2024, we have an estimated $5,576,462 (2023 - $5,396,883) in estimated net operating loss carry forwards for federal and state income tax purposes. In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. We consider the scheduled reversal of deferred tax assets, the level of historical taxable income and tax planning strategies in making the assessment of the realizability of deferred tax assets. We have identified the U.S. federal, Delaware, and Massachusetts “major” tax jurisdiction. Delaware is for Franchise Tax Purposes only, which we paid $1,250 in 2024 and 2023. With limited exceptions, we remain subject to IRS examination of our income tax returns filed within the last three (3) years, and to Massachusetts Department of Revenue examination of our income tax returns within the last four (4) years.

12. COMMITMENTS AND CONTINGENCIES

Office Space

Our corporate headquarters are in a full-service office suite located in a building in North Reading, Massachusetts, consisting of approximately 5,000 square feet of retail, manufacturing, and office space. The Company’s contractual term as of December 31, 20243, is less than twelve months. The agreement has no option for renewal and no bargain purchase option. Based on these facts and other legal terms in the rental agreement. The Company has recorded the agreement as a rental contract as its terms are effectively a month-to-month contract and can be terminated at any time. The Company pays $5,000 a month and the contract formally expires in January 2025. The Company records $5,000 every month as an expense.

Litigation

There is no pending, threatened or actual legal proceedings in which the Company or any subsidiary is a party.

13. SUBSEQUENT EVENTS

On March 25, 2025, The Delaware Secretary of State approved an amendment authorizing the Company to increase the number of authorized shares of common stock to three billion twenty million (3,020,000,000) shares, consisting of three billion (3,000,000,000) shares of common stock and twenty million (20,000,000) shares of preferred stock.

F-19

CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2025, AND DECEMBER 31, 2024 (AUDITED)

F-20

POWERDYNE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

	September 30, 2025	December 31, 2024
	(unaudited)	(audited)
ASSETS

Current Assets:
Cash	$31,183	$45,579
Trade accounts receivable	104,467	87,456
Inventories	55,564	74,488
Advance deposit	-	2,662
Sales tax receivable	-	9,145
Right of use asset - current	54,640	-
Total current assets	245,854	219,330

Property and Equipment
Cryptocurrency miners	15,000	15,000
Less: accumulated depreciation	(15,000)	(15,000)
Total property and equipment	-	-
Right of use asset - long term	82,665	-

Total Assets	$328,519	$219,330

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$96,318	$69,294
Advance deposits	1,850	-
Due to related party - CEO	233,579	238,079
Sales tax payable	1,710	-
Short term loan payable	87,046	-
Loan related party	40,000
Line of credit	215,950	165,500
Operating lease liability - current	54,640	-
Total Current Liabilities	731,092	472,873
Operating lease liability - long term	82,665	-
Total Liabilities	813,758	472,873

Stockholders’ Deficit:

Preferred stock, $0.0001 par value, 20,000,000 shares authorized, 2,000,000 shares issued and outstanding as of September 30, 2025, and December 31, 2024, respectively.	200	200
Common stock, $0.0001 par value, 2,000,000,000 shares authorized, 1,884,930,584 shares issued and outstanding as of September 30, 2025, and December 31, 2024, respectively.	188,493	188,493
Additional paid-in capital	4,814,651	4,814,651
Accumulated deficit	(5,488,581)	(5,256,887)
Total Stockholders’ Deficit	(485,238)	(253,543)

Total Liabilities and Stockholders’ Deficit	$328,520	$219,330

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-21

POWERDYNE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three	For the three	For the nine	For the nine
	months ended	months ended	months ended	months ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024

Revenues	$270,316	$273,749	$872,135	$867,016
Cost of revenues	143,315	145,901	668,807	641,393
Gross profit	127,001	127,848	203,328	225,624
Operating expenses	147,431	115,026	435,022	331,841
Loss from operations and before
income taxes	(20,429)	(12,821)	(231,694)	(106,217)
Income tax expense	-	-	-	-

Net loss	$(20,429)	$(12,821)	$(231,694)	$(106,217)

Basic and diluted - loss per common share	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Basic and diluted - weighted average common shares outstanding	1,884,930,584	1,884,930,584	1,884,930,584	1,884,930,584

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-22

POWERDYNE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(Unaudited)

					Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity / (Deficit)

Balance, December 31, 2023	2,000,000	$200	1,884,930,584	$188,493	$4,814,651	$(5,077,401)	$(74,056)

Net loss	-	-	-	-	-	(95,702.00)	(95,702)

Balance, March 31, 2024	2,000,000.00	200.00	1,884,930,584.00	188,493.00	4,814,651.00	(5,173,103)	(169,759)

Net loss	-	$-	-	-	-	(23,336)	(23,336)

Balance, June 30, 2024	2,000,000	200	1,884,930,584	188,493	4,814,651	(5,196,439)	(193,095)

Net loss	-	$-	-	$-	$-	12,821	12,821

Balance, September 30, 2024	2,000,000	200	1,884,930,584	188,493	4,814,651	(5,183,618)	(180,274)

Balance, December 31, 2024	2,000,000	$200	1,884,930,584	$188,493	$4,814,651	$(5,256,887)	$(253,543)

Net loss	-	-	-	-	-	(55,134)	(55,134)

Balance, March 31, 2025	2,000,000	$200	1,884,930,584	$188,493	$4,814,651	$(5,312,021)	$(308,678)

Net loss	-	-	-	-	-	(156,131)	(156,131)

Balance, June 30, 2025	2,000,000	$200	1,884,930,584	$188,493	$4,814,651	$(5,468,152)	$(464,809)

Net loss	-	-	-	-	-	(20,429)	(20,429)

Balance, September 30, 2025	2,000,000	$200	1,884,930,584	$188,493	$4,814,651	$(5,488,581)	$(485,238)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-23

POWERDYNE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the nine	For the nine
	months ended	months ended
	September 30, 2025	September 30, 2024
Operating Activities:
Net loss	$(231,694)	$(106,217)
Adjustments to reconcile net loss to net cash used for operating activities:
Non cash financing costs	27,046	-
Changes in operating assets and liabilities:
Trade accounts receivable	17,010	16,015
Inventories	(18,924)	(7,793)
Loan origination fee	-	(11,700)
Accounts payable and accrued expenses	8,488	3,884
Advance deposits	3,339	(619)
Sales taxes payable	7,435	(5,806)
Net cash used for operating activities	(187,300)	(112,236)

Investing Activities:
Net cash provided by investing activities	-	-

Financing Activities:
Short term loan payable	87,046	(8,781)
Loan related party	40,000	-
Due to CEO	(4,500)	-
Advance to entities	-	(82,965)
Line of credit	50,450	162,500
Net cash provided by financing activities	172,996	70,754

Net decrease in cash	(14,304)	(41,482)
Cash, beginning of period	45,579	84,004

Cash, end of period	$31,275	$42,522

Supplemental disclosure of cash flow information
Cash paid for interest	$15,450	$477
Cash paid for taxes	$-	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-24

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2025, and 2024

1. ORGANIZATION

Powerdyne, Inc., was incorporated on February 2, 2010, in Nevada, and is registered to do business in Rhode Island and Massachusetts. On February 7, 2011, Powerdyne, Inc. merged with Powerdyne International, Inc., formerly Greenmark Acquisition Corporation, a publicly held Delaware corporation.

On December 13, 2010, Powerdyne International, Inc., formerly Greenmark Acquisition Corporation, filed an Amended and Restated Articles of Incorporation in order to, among other things, increase the authorized capital stock to 300,000,000 common shares, par value $0.0001 per share. Unless the context specifies otherwise, as discussed in Note 2, references to the “Company” refers to Powerdyne International, Inc. and Powerdyne, Inc. after the merger.

At the closing of the merger, each share of Powerdyne, Inc.’s common stock issued and outstanding immediately prior to the closing of the Merger was exchanged for the right to receive 7,520 shares of common stock of Powerdyne International, Inc. Accordingly, an aggregate of 188,000,000 shares of common stock of Powerdyne International, Inc. were issued to the holders of Powerdyne, Inc.’s common stock.

In 2014, Powerdyne International, Inc. filed an amendment to its Articles of Incorporation which increased the authorized capital stock to 550,000,000 common shares, par value $0.0001 per share.

On January 26, 2015, Powerdyne International, Inc. filed an amendment to its Articles of Incorporation which increased the authorized capital stock to 2,020,000,000 shares consisting of 2,000,000,000 common shares, par value $0.0001 per share and 20,000,000 shares which may be designated as common or preferred stock, par value $0.0001 per share.

On March 6, 2022, pursuant to a Securities Purchase Agreement (the “SPA”), Powerdyne International, Inc. (the “Company”), acquired all of the issued and outstanding membership interests of Creative Motion Technology, LLC, a Massachusetts limited liability company, (the “Membership Interests”). Membership Interests are owned by Mr. James F. O’Rourke, the principal owner and sole director and officer of the Company. The purchase price paid by the Company was 2,000,000 shares of its Series A Preferred Stock valued at $1,500,000. The Series A Preferred Stock shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Creative Motion Technology, LLC (“CM Tech”) is a small New England based motor manufacturer founded in 2004 and has been in business for over 17 years. CM Tech’s management has over 60 years of design and manufacturing expertise, specializing in the design and custom building of industrial servomotors both brush and brushless motor designs. CM Tech’s current market focus is on the niche motor demands for low volume, high-quality cost-effective motors which are primarily used in industrial robotics for the semiconductor manufacturing industry. The motors that CM Tech currently has in production primarily provide the X, Y, and Z axis articulation in factory automation robots.

Included with CM Tech acquisition is Frame One, which is a custom picture framing shop located in North Reading, MA. Frame One has been in business since 2006 and brings with it a strong client base consisting of local schools, colleges, artist guilds, artists, interior decorators/designers, museums, photographers, art galleries and theatres.

F-25

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2025, and 2024

1. ORGANIZATION (continued)

The issuance of the 2,000,000 shares of Series A Preferred Stock pursuant to the Securities Purchase Agreement were made in reliance on the exemption from registration afforded under Section 4(2), of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder. Such offer and sale were not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the Seller/Investor in connection with the issuance by the Company of the Shares.

2. REVERSE MERGER ACCOUNTING

On February 7, 2011, Greenmark Acquisition Corporation, which was a publicly held Delaware corporation, merged with Powerdyne, Inc. Upon closing of the transaction, Greenmark Acquisition Corporation, the surviving corporation in the merger, changed its name to Powerdyne International, Inc.

The merger was accounted for as a reverse-merger, and recapitalization in accordance with generally accepted accounting principles in the United States (“GAAP”). Powerdyne Inc. was the acquirer for financial reporting purposes and the Company was the acquired company. Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements prior to the merger are those of Powerdyne, Inc. and have been recorded at the historical cost basis of Powerdyne, Inc., and the financial statements after completion of the merger include the assets and liabilities of the Company and Powerdyne, Inc., historical operations of Powerdyne, Inc. and operations of the Company from the closing date of the merger. Common stock and the corresponding capital amounts of the Company pre-merger were retroactively restated as capital stock shares reflecting the exchange ratio in the merger. In conjunction with the merger, the Company received no cash and assumed no liabilities from Greenmark Acquisition Corporation.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such condensed consolidated financial statements and accompanying notes are a representation of the Company’s management, who are responsible for integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (‘GAAP”) in all material respects and have been consistently applied in preparing the accompany condensed consolidated financial statements.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America.

F-26

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2025, and 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Going Concern

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. As of September 30, 2025, the Company had an accumulated deficit of $5,488,581 (December 31, 2024 - $5,256,887). The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations and/or obtain additional financing from its members or other sources, as may be required.

The Company’s activities will necessitate significant uses of working capital beyond September 30, 2025. Additionally, the Company’s capital requirements will depend on many factors, including the success of the Company’s sales and the status of competitive products. The Company plans to continue financing its operations with cash received from financing activities, revenue from operations and or affiliate funding.

While the Company strongly believes that its capital resources will be sufficient in the near term, there is no assurance that the Company’s activities will generate sufficient revenues to sustain its operations without additional capital or, if additional capital is needed, that such funds, if available, will be obtainable on terms satisfactory to the Company.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company’s ability to do so. The condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Principals of Consolidation

Our condensed consolidated financial statements include the accounts of Powerdyne International Inc and its one division and related subsidiaries. All intercompany transactions and balances between consolidated entities have been eliminated. The Company has the following wholly owned subsidiaries: Creative Motion Technology, LLC and Frame One, LLC.

Reclassifications

Certain amounts in the prior period have been reclassified to confirm for the current period presentation. These reclassifications have no material effect on the reported financial results.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its cash with high quality banking institutions. From time to time, the Company may maintain cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation limit. The Company has not incurred any loss from this risk.

F-27

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2025, and 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2025, and December 31, 2024, respectively.

Allowance for Sale Returns and Doubtful Accounts

Sales Returns – We may, on a case-by-case basis, accept returns of products from our customers, without restocking charges, when they can demonstrate an acceptable cause for the return.

Doubtful Accounts – Accounts receivable are recorded at net realizable value or the amount we expect to collect on gross customer trade receivables. We evaluate the collectability of our accounts receivable based on a combination of factors. If we become aware of a customer’s inability to meet its financial obligations after a sale has occurred, we record an allowance to reduce the net receivable to the amount we reasonably believe we will be able to collect from the customer. For all other customers, we recognize allowances for doubtful accounts based on the length of time the receivables are past due, the current business environment and historical experience. If the financial condition of our customers were to deteriorate or if economic conditions worsen, additional allowances may be required in the future. All of our accounts receivable are trade-related receivables.

The allowance for sales returns and doubtful accounts as of September 30, 2025, and 2024 was $0, respectively.

The Company sometimes receives cash deposits in advance of manufacturing and shipping its products. As of September 30, 2025, there is $1,850 (December 31, 2024 - $2,662 (asset)) in advance deposits recorded on the balance sheet. When the products are shipped or provided to the customer the advance deposits are recognized as product revenue.

Inventories

Inventories, consisting principally of products held for sale, is stated lower of cost, using the first-in, first-out method, and net realizable value. The amount presented in the accompanying condensed consolidated balance sheet has no valuation allowance.

As of September 30, 2025, and December 31, 2024, the Company’s inventories consist of custom designed motors and picture frames. Inventories are valued at the lower cost of the market (net realizable value).

Equipment

Equipment is stated at cost. Capital expenditure for improvements and upgrades to existing equipment are also capitalized. Maintenance and repairs are expensed as incurred. The computer equipment is depreciated over 5 years on a straight-line basis. Depreciation expenses for the three and nine months ended September 30, 2025, and 2024 were $0, respectively.

F-28

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2025, and 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Intangible Asset and Goodwill

We account for intangible assets and goodwill in accordance with ASC 350 “Intangibles-Goodwill and Other” (“ASC 350”). Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Intangible asset amounts represent the acquisition date fair values of identifiable intangible assets acquired. The fair values of the intangible assets were determined by using the income approach, discounting projected future cash flows based on management’s expectations of the current and future operating environment. The rates used to discount projected future cash flows reflected a weighted average cost of capital based on our industry, capital structure and risk premiums, including those reflected in the current market capitalization. Definite-lived intangible assets are amortized over their useful lives, which have historically ranged from 10 to 20 years. The carrying amounts of our definite-lived intangible assets are evaluated for recoverability whenever events or changes in circumstances indicate that the entity may be unable to recover the asset’s carrying amount.

We assess our intangible assets in accordance with ASC 360 “Property, Plant, and Equipment” (“ASC 360”). Impairment testing is required when events occur that indicate an asset group may not be recoverable (“triggering events”). As detailed in ASC 360-10-35-21, the following are examples of such events or changes in circumstances (sometimes referred to as impairment indicators or triggers): (a) A significant decrease in the market price of a long-lived asset (asset group) (b) A significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition. (c) A significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator (d) An accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group) (e) A current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group) (f) A current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The term more likely than not refers to a level of likelihood that is more than 50 percent. We have evaluated our intangible assets and found that certain losses and a delay in our business plan may have constituted a triggering event for our intangible assets.

Long-Lived Assets

In accordance with ASC 360, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable.

F-29

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2025, and 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Long-Lived Assets (Continued)

When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. The Company’s management currently believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets.

Business Combinations

We apply the provisions of ASC 805, Business Combinations (ASC 805), in accounting for our acquisitions. ASC 805 requires that we evaluate whether a transaction pertains to an acquisition of assets, or to an acquisition of a business. A business is defined as an integrated set of assets and activities that is capable of being conducted and managed for the purpose of providing a return to investors. Asset acquisitions are accounted for by allocating the cost of the acquisition to the individual assets and liabilities assumed on a relative fair value basis; whereas the acquisition of a business requires us to recognize separately from goodwill the assets acquired, and the liabilities assumed at the acquisition date fair values. Goodwill as of the business acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the business acquisition date as well as any contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the business acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of a business acquisition’s measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to our consolidated statements of operations.

In addition, uncertain tax positions and tax related valuation allowances assumed in a business combination are initially estimated as of the acquisition date. We reevaluate these items quarterly based upon facts and circumstances that existed as of the business acquisition date with any adjustments to our preliminary estimates being recorded to goodwill if identified within the measurement period. Subsequent to the measurement period or our final determination of the tax allowances or contingency’s estimated value, whichever comes first, changes to these uncertain tax positions and tax-related valuation allowances will affect our provision for income taxes in our consolidated statement of operations and could have a material impact on our results of operations and financial position.

Advertising Expenses

The Company records advertising expenses per ASC 720-35-50-1, which are expensed as they are incurred or the first time when the advertising takes place. During the three and nine months ended September 30, 2025, and 2024, there were no advertising costs incurred by the Company.

Shipping Activities

Outbound shipping changes to customers are included in “Product revenue”. Outbound shipping-related costs are included in “Costs of products sold”.

Stock-Based Compensation

We account for all share-based compensation in accordance with ASC 718-20 Stock-Based Compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite vesting period. There was no stock based compensation recorded for the three and nine months ended September 30, 2025, and 2024.

Income Taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

F-30

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2025, and 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes (Continued)

ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax position, as defined, seeks to reduce the diversity in practice associated with certain aspect of the recognition and measurement related to accounting for income taxes. We adopted the provisions of ASC 740 as of January 1, 2007, and have analyzed filing positions in each of the federal and state jurisdictions where are required to file income tax returns, as well as all open tax years in these jurisdictions. We have identified the U.S. federal and Massachusetts as our “major” tax jurisdictions. With limited exceptions, we remain subject to Internal Revenue Service (“IRS”) examination of our income tax returns filed within the last three (3) years, and to Massachusetts Department of Revenue examination of our income tax returns within the last four (4) years. However, certain tax attributes carry forwards which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

We believe that our income tax filing positions and deductions will be sustained in the audit and do not anticipate any adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain tax positions have been recorded pursuant to ASC 740. Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Income taxes payable as of September 30, 2025, and December 31, 2024, were $-0-.

Financial Instruments

The Company follows Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1: Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2: Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company analyzed all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The Company’s financial instruments consisted of cash, trade accounts receivable, accounts payable and accrued expenses, advance deposit due to related party – CEO, sales tax payable, short-term loan payable, and line of credit. The estimated fair value of these financial instruments approximates its carrying amount based on the short-term maturity of these instruments.

Other Comprehensive Income

The Company has analyzed paragraphs ASC 220-10-45-1 to ASC 220-10-45-10B and none of the items recorded in the income statement would qualify as Other Comprehensive Income.

Loss per Common Share

Loss per common share excludes dilutive securities and is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the three and nine months ended September 30, 2025, and 2024, there were no outstanding dilutive securities, except there was 2,000,000 Series A Preferred Stock outstanding, however, they were not included in the calculations as they are considered anti-dilutive.

F-31

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2025, and 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loss per Common Share (Continued)

The following table represents the computation of basic and diluted losses per share:

Loss per share is based upon the weighted average shares of the common stock outstanding.

	For the three	For the three	For the nine	For the nine
	months ended	months ended	months ended	months ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net loss available for common shareholders	$(20,429)	$12,821	$(231,694)	$(106,217)
Basic and fully diluted loss per share	(0.00)	(0.00)	(0.00)	(0.00)

Weighted average common shares outstanding - basic and diluted	1,884,930,584	1,884,930,584	1,884,930,584	1,884,930,584

Use of Estimates and Assumptions

Our management has made several estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Recent Accounting Guidance Not Yet Adopted

None

Recent Accounting Guidance Adopted

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU enhances the disclosures related to segment reporting for public entities. It requires entities to disclose significant segment expenses for each reportable segment, providing greater transparency in segment performance. The ASU is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating how this ASU will impact its condensed consolidated financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision usefulness of income tax disclosures. It is designed to provide more detailed information about an entity’s income tax expenses, liabilities, and deferred tax items, potentially affecting how companies report and disclose their income tax-related information. The ASU is effective for public business entities for annual periods beginning after December 15, 2024, including interim periods within those fiscal years. The Company is currently evaluating how this ASU will impact its condensed consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU 2024-03 “Disaggregation of Income Statement Expenses,” which requires the Company to disaggregate key expense categories such as employee compensation, depreciation and intangible asset amortization within its financial statements. ASU 2024-03 is effective for annuals periods beginning with the Company’s fiscal year 2027, and interim periods within the Company’s fiscal year 2028, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its condensed consolidated financial statements and disclosures.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its consolidated financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its consolidated financial position or consolidated results of operations.

F-32

POWERDYNE INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2025, and 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Lease Accounting

For contracts entered into on or after October 1, 2019, the Company assesses at contract inception whether the contract is, or contains, a lease. Generally, it determines that a lease exists when (i) the contract involves the use of a distinct identified asset, (ii) obtains the right to substantially all economic benefits from use of the asset and (iii) it has the right to direct the use of the asset.

At the lease commencement date, the Company recognizes a right-of-use asset and a lease liability for all leases, except short-term leases with an original term of 12 months or less. The right-of-use asset represents the right to use the leased asset for the lease term. The lease liability represents the present value of the lease payments under the lease. The right-of-use asset is initially measured at cost, which primarily comprises the initial amount of the lease liability, plus any prepayments to the lessor and initial direct costs, such as brokerage commissions, less any lease incentives received.

All right-of-use assets are periodically reviewed for impairment in accordance with standards that apply to long-lived assets. The lease liability is initially measured at the present value of the lease payments, discounted using an estimate of the Company’s incremental borrowing rate for a collateralized loan with the same term as the underlying lease. The incremental borrowing rates used for the initial measurement of lease liabilities as of October 1, 2019, were based on the original lease terms.

Lease payments included in the measurement of lease liabilities consist of (i) fixed lease payments for the non-cancellable lease term, (ii) fixed lease payments for optional renewal periods where it is reasonably certain the renewal option will be exercised, and (iii) variable lease payments that depend on an underlying index or rate, based on the index or rate in effect at lease commencement. Certain of the Company’s real estate lease agreements require variable lease payments that do not depend on an underlying index or rate, such as sales and value-added taxes, the Company’s proportionate share of actual property taxes, insurance, common area maintenance, and utilities. The Company has adopted an accounting policy, as permitted by ASC 842, not to account for such payments as part of related lease payments. Consequently, such payments are recognized as operating expenses when incurred.

Lease expense for operating leases consists of the fixed lease payments recognized on a straight-line basis over the lease term plus variable lease payments as incurred. Amortization of the right-of-use asset for operating leases reflects amortization of the lease liability, any differences between straight-line expense and related lease payments during the accounting period, and any impairments. Finance lease payments are allocated between a reduction of the lease liability and interest expense, and the related asset is depreciated as described under “Equipment” above.

F-33

POWERDYNE INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2025, and 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

As of March 6, 2022, with the acquisition of CM Tech, we recognize revenue from contracts with customers in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). Revenue is recognized at the point at which control of the underlying products are transferred to the customer. Satisfaction of our performance obligations occurs upon the transfer of control of products from our facilities. We consider customer purchase orders to be the contracts with a customer. All revenue is generated from contracts (or invoices) with customers.

Major Customers and Concentration of Credit Risk

The Company has two major customers, which account for approximately 95% of the balance of accounts receivable as of September 30, 2025, (December 31, 2024 - 30%) of the Company’s revenues for the nine months ended September 30, 2025 – 95% (September 30, 2024 –80%) were attributable to these same customers. The Company evaluates industry specific credit risk but does not believe that any material risk is identified that could materially impact on our results of consolidated operations and consolidated financial position.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its cash with high quality banking institutions. From time to time, the Company may maintain cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation limit of $250,000. The Company has not incurred any loss from this risk, nor does it expect it to. The Company’s revenues from product sales and accounts receivable have no material or significant concentration in anyone or a multitude of customers and all receivables are expected to be collected.

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a Company’s management organizes segments within the Company for making operating decisions and assessing performance.

We primarily service the Original Equipment Manufacturers (OEM’s) in the semiconductor market by supplying custom designed motors for the robotics used in semiconductor manufacturing equipment. We also provide custom picture framing under Frame One. We consider both businesses to operate as their own business for reporting purposes. We provide cost-effective value-added turn-key solutions to our clients’ drives and articulation needs.

Business Segments

We primarily service the Original Equipment Manufacturers (OEM’s) in the semiconductor market by supplying custom designed motors for the robotics used in semiconductor manufacturing equipment. We provide cost-effective value-added turn-key solutions to our clients’ drives and articulation needs.

The Market

We service Global Semiconductor Equipment Manufacture’s our Sales to International customers were 32% and 68% of our total sales in 2025 and 2024, respectively.

F-34

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2025, and 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Suppliers

We have developed a strong collaborative relationship with a select few ISO Certified component manufacturers both domestically and in Asia. These strategic relationships have been developed over the past 20 years, which ensure that we are able to maintain a steady flow of components while maintaining a high level of quality.

4. DUE TO RELATED PARTY – CEO

During the nine months ended September 30, 2025, the Company’s CEO was reimbursed $4,500 for funds advanced to the Company. The Company owes the following amount to our CEO as of September 30, 2025, $233,579 and December 31, 2024, was $238,079 respectively. The balances owed to our CEO is due on demand and therefore recorded as a current liability.

5. LOAN RELATED PARTY

From time to time, we receive payments from stockholders in the form of cash and/or out-of-pocket expenditures for the benefit of the Company, which are business in nature. On April 2, 2025, we received a noninterest bearing advance from a stockholder in the amount of $40,000, to be repaid at a later date. The balance of this advance as of September 30, 2025, was $40,000.

6. SHORT TERM LOAN PAYABLE

During the three months ended September 30, 2025, the Company entered into a debt arrangement that requires that the Company pay back $87,720.00 in 5 instalments. The first installment is due on March 15, 2026, for $43,523. Instalments two through five are to be paid on 15th of each month for April to July 2026 in the amount of $10,880.75 each. The Company received $60,000 in cash to fund operations and incurred $9,326 in upfront interest expense at a rate of 12%. The Company will pay off the debt in the next 10 months. Additionally, the Company had to place 199,282,051 shares into escrow as collateral for the short-term loan. As of the reporting date, the Company was in full compliance of the short-term loan. In the event of default, the Company will pay a 22% interest rate.

7. LINE OF CREDIT

On May 30th, 2024, CM Technology, LLC (“CM Tech”) a wholly owned subsidiary of the Company entered into a line of credit with a financial institution that has national scope through one of their local branches. The line of credit is for a maximum of $170,000 which is collateralized and has a security interest in the deposit account or cash, inventories and trade accounts receivable of CM Tech and is due and payable on demand. Our CEO has personally guaranteed the line of credit. The Company paid a $450 documentation fee. On March 12, 2025, CM Tech was approved for an additional increase in the line of credit to $200,000. The additional increase in the line of credit does not change any terms from the original agreement as of May 30th, 2024. As of September 30, 2025, the Company has drawn $215,950 to finance working capital. The Company is not in default on the line of credit. The Company accrues monthly interest on outstanding balances at 2.5% plus the prime interest rate.

As of September 30, 2025, CM Tech has cash of $22,590, trade accounts receivable at $89,478 and inventories of $35,815 collateralized against the line of credit creating a security interest.

8. ACQUISITION OF PRIVATE COMPANY OWNED BY CEO

On March 6, 2022, pursuant to a Securities Purchase Agreement (the “SPA”), Powerdyne International, Inc. (the “Company”), acquired 100% of the issued and outstanding membership interests of Creative Motion Technology, LLC, a Massachusetts limited liability company, (the “Membership Interests”). The Membership Interest is owned by Mr. James F. O’Rourke, the principal owner and sole director and officer of the Company. The purchase price paid by the Company was 2,000,000 shares of its Series A Preferred Stock valued at $1,500,000, which each Series A Preferred Stock is convertible into 1,000 common shares of the Company at a fixed price of $0.0001 at the option of the holder.

Creative Motion Technology, LLC (“CM Tech”) is a small New England based motor manufacturer founded in 2004 and has been in business for over 17 years. CM Tech’s management has over 60 years of design and manufacturing expertise, specializing in the design and custom building of industrial servomotors both brush and brushless motor designs. CM Tech’s current market focus is on the niche motor demands for low volume, high-quality cost-effective motors which are primarily used in industrial robotics for the semiconductor manufacturing industry. The motors that CM Tech currently has in production primarily provide the X, Y, and Z axis articulation in factory automation robots.

Included with CM Tech acquisition is Frame One, which is a custom picture framing shop located in North Reading, MA. Frame One has been in business since 2006 and brings with it a strong client base consisting of local schools, colleges, artist guilds, artists, interior decorators/designers, museums, photographers, art galleries and theatres.

The foregoing description of the SPA does not purport to be complete and is qualified in its entirety by reference to the complete text of the document, which is filed as an exhibit to this report and is incorporated herein by reference.

The following table summarizes the consideration transferred to acquire CM Tech and the amounts of identified assets acquired recorded at historical cost at the acquisition date and the consideration provided:

Cash	$26,042
Inventory	82,588
Total Assets Acquired	108,630
Loss on acquisition of entity owned by CEO.	1,391,370

The purchase price consists of the following:
Preferred Shares	1,500,000
Total Purchase Price	$1,500,000

The historical cost of the assets acquired includes cash and inventory at approximately $108,630. There is no impairment to the cash and inventory received.

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POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2025, and 2024

9. ACQUISITION OF PRIVATE COMPANY OWNED BY CEO (Continued)

The pro forma information below presents statements of operations data as if the acquisition of CM Tech took place on January 1, 2020.

	Consolidated For the year Ended December 31, 2021	Consolidated For the year ended December 31, 2020

Revenues	$1,224,290	$985,613
Cost of Goods Sold	721,243	525,454
Gross profit	$503,047	$460,159
Operating expenses	265,779	245,531

Net Income	$237,268	$214,628

10. STOCKHOLDERS’ DEFICIT

Preferred Stock – There are 20,000,000 shares of authorized preferred stock, par value $0.0001 per share, with 2,000,000 shares issued and outstanding as of September 30, 2025 (December 31, 2024 – 2,000,000). The Series A Preferred Stock shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Common Stock – There are 3,000,000,000 shares of authorized Class A common stock, par value $0.0001 per share, with 1,884,930,584 shares issued and outstanding as of September 30, 2025, and December 31, 2024, respectively.

March 6, 2022, the Company issued 2,000,000 preferred shares to our CEO in exchange for his 100% owned private company CM Tech and Frame One. The Series A Preferred Stock shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

11. COMMITMENTS AND CONTINGENCIES

Office Space

Our corporate headquarters are in a full-service office suite located in a building in North Reading, Massachusetts, consisting of approximately 5,000 square feet of retail, manufacturing, and office space. The Company’s contractual term as of Febuary1, 2025 is 36 months expiring January 31, 2028.

The lease requires monthly payments of $5,500, payable at the beginning of each month, with no variable payments, residual value guarantees, or purchase options. The lease does not include renewal or termination options reasonably certain to be exercised. The lease liability and ROU asset were measured at commencement using the Company’s estimated incremental borrowing rate of 10% per annum, as the rate implicit in the lease was not readily determinable.

Maturity Analysis of Lease Liability: The following table presents the undiscounted cash flows for the operating lease liability as of September 30, 2025, reconciled to the present value:

Year	Undiscounted Cash Flows	Present Value
2025 (October –Dec,)	16,500	13,338
2028 - 12 months	66,000	55,822
2028 - 12 months	66,000	62,845
2028 (Jan)	5500	5500
Total Remaining	154,000	137,305

Contractual Arrangements

On June 23, 2025, Powerdyne International Inc. (“Powerdyne International Inc.” or the “Company”) (OTCPK: PWDY) entered into an investment agreement (the “Agreement”) with GHS Investments, LLC (the “Investor”), whereby the Investor has agreed to invest up to $10,000,000 to purchase shares of our common stock. GHS Investments LLC is a Nevada limited liability company, with offices at 420 Jericho Turnpike, Suite 102, Jericho, NY 11753 (the “Investor”).

Subject to the terms and conditions of the Investment Agreement and Registration Agreement, we may, in our sole discretion, deliver a put notice to the Investor which states the dollar amount which we intend to sell to the Investor on a certain date. The amount that we shall be entitled to sell to Investor shall be equal to two hundred percent (200%) of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable notice date so long as such amount does not exceed a calculated dollar amount per every 10 days of $500,000. The minimum amount shall be equal to $10,000.

In connection with the Agreement, we also entered into a registration rights agreement dated June 23, 2025, whereby we agreed to file a Registration Statement on Form S-1 with the Securities and Exchange Commission within thirty (30) days of the date of the registration rights agreement and to have the Registration Statement declared effective by the Securities and Exchange Commission within ninety (90) days after we have filed the Registration Statement.

Litigation

There are no pending, threatened or actual legal proceedings in which the Company or any subsidiary is a party to.

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DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Directors and Executive Officers

The following table sets forth the names, ages, and positions with us for each of our directors and officers as of December 31, 2024:

Name	Age	Position	Since
James F. Rourke	70	President, Secretary, CFO and Director	May 6, 2016

James F. O’Rourke serves as Chief Executive Officer and Director of the Company. He attended Lowell Technological Institute. With over thirty-five years’ experience in manufacturing from design conception to production as well as in acquisitions, mergers and managing the operational side of startup businesses, Mr. O’Rourke (the Vice Present and General Manager of SatCon Technology Corporation, the Manager of Drive Systems for its Applied Technology business unit and the Manager of its Magmotor business unit) was responsible for SatCon’s day-to-day operation and subsequently was instrumental in the formation of SatCon’s successor: SatCon Power Systems. Mr. O’Rourke then founded CM Technology (which designs and manufactures custom motors for the automotive, industrial, and robotic markets as well as high-power rotary uninterruptible power supplies (RUPS) for the distributed generation, industrial, telecommunication, cloud data center, and power quality markets). Mr. O’Rourke, who remains actively involved in CM, joined Powerdyne as a consultant in 2013 and was subsequently elected its CEO and a Director in 2014. Due to Mr. O’Rourke’s knowledge of our industry and his manufacturing experience we selected him to serve as a director.

Audit Committee

Powerdyne does not presently have an Audit Committee and the Board of Director (the “Board”) acts in such capacity for the immediate future due to the limited size of the Board. Powerdyne intends to increase the size of its Board in the future, at which time it may appoint an Audit Committee.

In lieu of an Audit Committee the Board is empowered to make such examinations as are necessary to monitor the corporate financial reporting and the external audits of Powerdyne, to provide to the Board of Director the results of its examinations and recommendations derived there from, to outline to the Board improvements made, or to be made, in internal control, to nominate independent auditors, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

Compensation Committee

Powerdyne does not presently have a Nominating Committee and the Board acts in such capacity for the immediate future due to the limited size of the Board. Powerdyne intends to increase the size of its Board in the future, at which time it may appoint a Compensation Committee.

The Compensation Committee will be authorized to review and make recommendations to the Board regarding all forms of compensation to be provided to Powerdyne’s executive officers and directors, including stock compensation and bonus compensation, as well as to all employees.

Nominating Committee

Powerdyne does not have a Nominating Committee, and the Board acts in such a capacity.

Code of Conduct and Ethics

To date, we have not adopted a Code of Ethics applicable to our principal executive officer and principal financial officer because the Company has no meaningful operations. The Company does not believe that a formal written code of ethics is necessary at this time. We expect that the Company will adopt a code of ethics in the future.

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Indemnification of Executive Officers and Directors

Our articles provide to the fullest extent permitted by Delaware Law, wherein our directors or officers shall not be personally liable to the Company or our stockholders for damages for breach of such directors or officers’ fiduciary duty. The effect of this provision of our articles is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles are necessary to attract and retain qualified persons as directors and officers.

Delaware corporate law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

CONFLICTS OF INTEREST - GENERAL

Our sole director and officer is, or may become, in his individual capacities, an officer, director, controlling shareholder, and/or partner of other entities engaged in a variety of businesses. Thus, potential conflicts of interest exist, including, among other things, time, effort, and corporate opportunity, that may arise from participation with such other business entities. While our sole officer and director of our business is engaged in business activities outside of our business, he devotes such time to our business as he believes to be necessary.

CONFLICTS OF INTEREST - CORPORATE OPPORTUNITIES

Presently, no requirement is contained in our Articles of Incorporation, Bylaws, or minutes that require officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities that come to their attention, whether in their capacity as officers and/or directors or otherwise. Excluded from this duty would be opportunities that the person learns about through his involvement as an officer and director of another company. We have no intention of merging with or acquiring an affiliate, associate, or business opportunity from any affiliate or client of such a person.

EXECUTIVE COMPENSATION

Executive compensation during the years ended December 31, 2023, 2022, and 2021 was as follows:

		Annual	Annual	Stock		All	Annual
		Payments	Payments	And	Compensation	Other	Compensation
Name/Position	Year	Salary	Made	Options (1)	Plans	Compensation	Total

James F. O’Rourke	2024	$110,000	$-	-	-	-	$110,000
Chief Executive Officer and Director	2023	$110,000	$-	-	-	-	$110,000
	2022	$60,000	$-	-	-	-	$60,000

Employment Agreement

We do not have any employment agreements with our officers.

Stock Option Plan

Under the Company’s 2014 Stock Option Plan, no options have been granted.

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Outstanding Equity Awards at Fiscal Year-End

There were no Equity Awards during the fiscal years ending December 31, 2024, and 2023, respectively.

Employee Pension, Profit Sharing, or other Retirement Plans

We do not currently have a defined benefit pension plan, profit-sharing plan, or other retirement plan; however, we may adopt one or more of these plans in the future.

Director’s Compensation

Currently, we do not compensate our directors for attending Board of Directors meetings, although we anticipate adopting a director’s compensation policy by the end of the current year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 2025, the number and percentage of the outstanding shares of common stock, which, according to the information available to us, were beneficially owned by:

(i)	each person who is currently a director,

(ii)	each executive officer,

(iii)	all current directors and executive officers as a group, and

(iv)	each person who is known by us to own beneficially more than 5% of our outstanding common stock.

Except as otherwise indicated, the persons named in the tables below have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

COMMON STOCK		Number of Shares of	Percent of
Name	Position	Common Stock	Class (1)

James F. O’Rourke	Chief Executive Officer and Director	215,971,399	11.4%
Arthur M. Read, II, Esq.	Shareholder	276,446,194	15.4%
Eric Foster	Shareholder	135,000,000	7.2%

Linda H. Madison	Shareholder	114,000,000	6.1%
Total owned by officers and directors (1)		215,971,399	11.4%

(1) Based upon 1,884,930,584 shares outstanding.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Related Party Advances

During the six months ended June 30, 2025, the Company’s CEO did not fund nor was reimbursed for his outstanding payable. The Company owes the following amounts to our CEO as of June 30, 2025, and December 31, 2024, were $238,079, respectively. The balances owed to our CEO are due on demand and therefore recorded as a current liability.

Employee Benefit Plans

We have an employee benefit plan

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, like us, at https://www.sec.gov. Copies of documents filed by us with the SEC (including exhibits) are also available from us without charge, upon oral or written request corporate offices which can be contacted at 45 Main Street , North Reading, MA 01864; Telephone: (401) 739-3300.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities offered hereby under the Securities Act. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. For further information with respect to our company and the securities offered by this prospectus, as well as the exhibits and schedules to the registration statement, we refer you to the registration statement and those exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s website.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth costs and expenses payable by us in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC registration fee:

Amount to be Paid
SEC registration fee	$207.15
Legal fees and expenses	$15,000

Total expenses	$15,207.15

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation that will be effective upon the closing of this offering provides that none of our directors shall be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust, or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation that will be effective upon the closing of this offering provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

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Our amended and restated certificate of incorporation that will be effective upon the closing of this offering provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

None.

Stock Issued for Services.

On February 27, 2023, the Company issued 7,500,000 shares to a consultant as compensation for accounting services rendered.

On February 27, 2023, the Company issued 15,000,000 shares to a consultant as compensation for legal services rendered.

The Company recorded $9,000 as compensation expense for the 22,500,000 shares issued to third party consultants, which was the fair value of the shares on the date of issuance.

The Company relied upon Section 4(2) and/or Regulation D of the Securities Act of 1933, as amended, for the issuance of these securities. No commissions were paid regarding the share issuance, and the share certificates were issued, or “book entry,” with a Rule 144 restrictive legend.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

The following documents are filed as exhibits to this registration statement.

Item 6. Exhibits

3.1	Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 of Form S-1 (File No. 333-172509) filed with the SEC on February 28, 2011.
3.2	Amended By-laws (Incorporated by reference to Exhibit 3.2 of Form S-1 (File No. 333-172509) filed with the SEC on February 28, 2011.
3.3	Certificate of Merger (Incorporated by reference to Exhibit 3.3 of Form S-1 (File No.: 333-172509) filed with the SEC on February 28, 2011)
3.4	Certificate of Amendment to the Certificate of Incorporation (Incorporated by reference to Exhibit 3.4 of Form S-1 (File No.: 333-172509) filed with the SEC on February 28, 2011)
3.5	Certificate of Amendment to the Certificate of Incorporation (Incorporated by reference to Exhibit 3.5 of Form S-1 (File No.: 333-172509) filed with the SEC on February 28, 2011)
4.1	Stock Option Plan (Incorporated by reference to Exhibit B to DEF Schedule 14-C (File No. 000-53259) filed with the SEC on January 22, 2015)
5.1*	Legal Opinion
10.1	Equity Financing Agreement (previously filed as Exhibit 10.1 to the Registrant’s Form 8-K dated June 30, 2025
10.2	Registration Rights Agreement (previously filed as Exhibit 10.2 to the Registrant’s Form 8-K dated June 30, 2025
10.3	Placement Agent Agreement with Icon Capital Group
10.4	Extension Letter between GFS and the Registrant dated November 7, 2025
23.1	Consent of Auditors
23.2*	Consent of Law Firm (Included in Exhibit 5.1)
107	Filing Fee Table
101.INS	Inline XBRL Instance Document
101.SC	Inline XBRL Taxonomy Extension Schema Document
101.CA	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LA	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*To be Filed

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant.

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

POWERDYNE INTERNATIONAL, INC.

Date: November 24, 2025	By:	/s/ James F. O’Rourke
James F. O’Rourke, Chief Executive Officer and Director
(Principal Executive Officer and Principal Financial and
Accounting Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacity and on the dates indicated.

Signature	Title	Date

/s/ James F. O’Rourke	Principal Executive Officer & Principal Financial &
James F. O’Rourke	Accounting Officer & Director	November 24, 2025

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